UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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COMMUNITY HEALTH SYSTEMS, INC.

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Notice of 2020 Annual Meeting of Stockholders and Proxy Statement Providing Healthcare Solutions for Over 30 Years To be held: Tuesday, May 12, 2020 8.00 a.m. (Central Daylight Time) Franklin Marriott Cool Springs 700 Cool Springs Boulevard Franklin, Tennessee CHS Community Health Systems

April 2, 2020

DEAR FELLOW STOCKHOLDERS,

I am pleased to announce the Community Health Systems, Inc. 2020 Annual Meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be considered and voted on during that meeting. I encourage you to read the Proxy Statement carefully for more information.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, the Company would appreciate your efforts to vote your shares. Additional information on this process can be found in the Proxy Statement.

I do not believe that communication begins and ends with the Annual Meeting. We appreciate the dialogue we have with our stockholders and look forward to continuing this dialogue in the future. Thank you for your investment in Community Health Systems, Inc. and your support.

Sincerely,

Wayne T. Smith

Chairman and Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 12, 2020

8:00 a.m. (Central Time)

Franklin Marriott Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067

The Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 12, 2020 at 8:00 a.m. (Central Time) at Franklin Marriott Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067*, to consider and act upon the following matters:

1.	To elect eleven (11) directors, each to serve for a term of one year to expire at the 2021 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.

To approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as previously amended and restated (the “2009 Plan”), which was approved by our Board of Directors on March 20, 2020, subject to stockholder approval at the Meeting;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

5.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 16, 2020, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Christopher G. Cobb

Vice President-Legal and Corporate Secretary

Franklin, Tennessee

April 2, 2020

* As a result of evolving conditions regarding the coronavirus (COVID-19) pandemic, we may decide to hold the Annual Meeting remotely, or (if the Annual Meeting is not held remotely) hold the Annual Meeting in a different location, impose additional procedures or limitations on meeting attendees, or otherwise alter the logistics of the Annual Meeting, in light of public health considerations. We would plan to announce any such updates on our internet website in the Investor Relations – Annual Reports & Proxy Statements section (www.chs.net/investor-relations/annual-reports/), and would also plan to issue a press release in the event that we elect to hold a virtual meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page
Proxy Summary	S-1
Introduction	1
General Information	6
Members of the Board of Directors	18
Security Ownership of Certain Beneficial Owners and Management	24
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	26
Compensation Committee Interlocks and Insider Participation	27
Information About Our Executive Officers	28
Proposal 1 — Election of Directors	29
Proposal 2 — Advisory Vote on Executive Compensation	30
Executive Compensation	32
Compensation Discussion and Analysis	32
Compensation Committee Report	54
Summary Compensation Table	55
Grants of Plan-Based Awards	57
Outstanding Equity Awards at Fiscal Year End	59
Option Exercises and Stock Vested	60
Pension Benefits	61
Non-Qualified Deferred Compensation	62
Potential Payments upon Termination or Change in Control	63
Proposal 3 — Approval of Amendment and Restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was Approved by the Board of Directors on March 20, 2020, subject to Stockholder Approval at the 2020 Annual Meeting of Stockholders	68
Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm	82
Miscellaneous	84
Annex A — Non-GAAP Financial Measures	A-1
Annex B — Amended and Restated Community Health Systems, Inc. 2009 Stock Option and Award Plan	B-1

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2020 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2019 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2020.

2019 FINANCIAL PERFORMANCE HIGHLIGHTS

During 2019, we advanced a number of our strategic initiatives intended to drive long-term growth, saw improved results from our stronger portfolio, and remained focused on improving our overall performance and efficiency. Our consolidated financial results reflect the impact of divestitures completed in recent years, through our portfolio rationalization, including a reduction in net operating revenues and Adjusted EBITDA in connection therewith. However, even as we owned and operated fewer hospitals during 2019, for a second consecutive year we again realized improved consolidated Adjusted EBITDA margin and improved same-store results across volumes and pricing. In this regard, several of our same-store volume metrics were the best we have achieved in recent years.

We continued our progress across our strategic initiatives, including improving our patient safety and quality, reinforcing our competitive position in core markets, enhancing our patient connectedness, and investing in operational excellence. A few examples of progress include our significant and sustained reduction in our Serious Safety Event Rate (SSER), continued investment in new patient access points, favorable results and growth of our patient transfer program, savings on key expense items, and improvements in our capital structure. We believe execution of these strategies has strengthened the Company and are displayed in our improved core metrics. We see additional opportunities ahead and believe these strategies have also positioned us for improved performance going forward.

Through our ongoing portfolio rationalization program, we have established a platform positioned for long-term success. This platform has helped produce both the improved results we have already seen in our core assets as well as allowed us to strategically invest in our core for further improvement. During 2019, we completed the divestiture of 12 hospitals, and divested three additional hospitals effective January 1, 2020. We look forward to continuing this portfolio rationalization strategy through at least mid-2020 and intend to continue to remain strategic in assessing our portfolio for future refinement. As we shift focus to our stronger core hospitals and networks and continue executing our strategies and initiatives, we believe we will further improve our performance and enhance long-term stockholder value.

Our performance results during 2019 and 2018 are reflected in the chart below.

Performance Results For the Years Ended December 31, 2019 and 2018 (dollars in millions, except per share amounts)
Key Metrics	2019 Results	2018 Results	% Increase/ (Decrease)
Net Operating Revenues	$13,210	$14,155	(6.7)%
Net loss attributable to Community Health Systems Inc. stockholders	$(675)	$(788)	14.3%
Net loss attributable to Community Health Systems Inc. stockholders as a % of net operating revenues	(5.1)%	(5.6)%	8.9%
Adjusted EBITDA (1)	$1,628	$1,642	(0.9)%
Adjusted EBITDA as a percentage of net operating revenues (1)	12.3%	11.6%	6.2%
Cash Flow from Operations	$385	$274	40.5%
Loss per Diluted Share from Continuing Operations, as reported	$(5.93)	$(6.99)	15.2%
Loss per Diluted Share from Continuing Operations, excluding Adjustments (1)	$(0.89)	$(1.94)	54.1%
Stock Price as of December 31	$2.90	$2.82	2.8%
(1) Adjusted EBITDA and Loss per Diluted Share from Continuing Operations, excluding Adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

(1) Includes a $591 million adjustment for the adverse impact of the change in estimate for contractual allowances and provision for bad debts recorded during the three months ended December 31, 2017. This adjustment reduced net operating revenues and Adjusted EBITDA by $591 million and income from continuing operations by $378 million, or $3.38 per share (diluted), for the year ended December 31, 2017.

(2) Loss per Diluted Share from Continuing Operations, as Adjusted, reflects our reported Loss per Diluted Share from Continuing Operations for the periods presented adjusted for certain items as reflected on Annex A. Adjusted EBITDA is EBITDA (which is a non-GAAP financial measure that consists of net loss attributable to Community Health Systems, Inc. before interest, income taxes and depreciation and amortization) adjusted for certain items as reflected on Annex A. For a definition and reconciliation of Adjusted EBITDA and Loss per Diluted Share from Continuing Operations excluding adjustments, to the most comparable GAAP measures, and why we believe these non-GAAP financial measures present useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated eleven (11) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. A more detailed biography of each director can be found on pages 18 to 23 of the Proxy Statement.

Name/Experience/Occupation	Director Since	Committee Memberships
John A. Clerico Mr. Clerico brings executive leadership experience to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His years of service on our Board lend important continuity to financial, audit, and compliance oversight functions. He is currently chairman and a registered financial advisor of ChartMark Investments.	2003	Compensation* Audit & Compliance
Michael Dinkins Mr. Dinkins brings extensive experience, having previously served as a board member and chief financial officer of a publicly-traded company. He provides understanding of complex financial and operational issues and strategy and risk assessment processes. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board. He is currently president and chief executive officer of Dinkins Financial.	2017	Audit & Compliance
James S. Ely III Mr. Ely’s extensive experience in the financing industry and in the healthcare sector in particular, provides a needed area of expertise. He is able to assist our Board and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on our balance sheet. Mr. Ely founded PriCap Advisors, LLC, an investment management firm, and currently serves as its chief executive officer.	2009	Audit & Compliance*
John A. Fry Mr. Fry’s unique experience as the president of an academic institution, experience with the University of Pennsylvania Health System, and service on the boards of non-profit institutions, bring important perspectives to our Board. His familiarity with the issues faced by non-profit organizations assists in understanding the competitive environment. His experience in financial management, financial reporting, audit and compliance, and risk management are valuable skill sets. He is currently the President of Drexel University in Philadelphia, Pennsylvania.	2004	Compensation Governance & Nominating
Tim L. Hingtgen Mr. Hingtgen is our President and Chief Operating Officer. He is responsible for strategic and operational priorities and provides oversight and direction to corporate and regional leaders who support our hospitals. He is a highly accomplished hospital operator with a track record of successfully optimizing hospital operations and developing regional healthcare networks. Prior to joining CHS in 2008, Mr. Hingtgen served as a chief executive officer or chief operating officer of hospitals affiliated with other for-profit hospital systems.	2017
Elizabeth T. Hirsch Ms. Hirsch’s experience as an accounting and finance executive in a large publicly-traded corporation provides the Board with valuable insight, including financial statement preparation, internal controls, SEC reporting, and debt financings. She also brings investor relations expertise and an understanding of the perspective of institutional investors. She is currently retired, but most recently served as vice president and controller of Praxair.	2018	Audit & Compliance
William Norris Jennings, M.D. Dr. Jennings brings the perspective of a physician to the Board. He provides advice about trends in medicine and his experience managing large physician practices, with focus on risk and quality oversight, offers a physician’s viewpoint to the Board in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal regulation of practitioner-hospital relationships. Dr. Jennings is currently retired.	2008	Governance & Nominating

Name/Experience/Occupation	Director Since	Committee Memberships
K. Ranga Krishnan, MBBS Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries. Dr. Krishnan currently serves as chief executive officer of Rush University System for Health and as a professor of psychiatry at Rush Medical College.	2017	Governance & Nominating
Julia B. North Ms. North is our Lead Director. She has extensive experience serving on boards and brings those experiences to our Board. The breadth of the industries in which she has worked provides diverse risk assessment perspectives. Her operational experience in customer service, marketing, technical network design, and strategic planning provide valuable skill sets to our Board.	2004	Governance & Nominating* Compensation
Wayne T. Smith Mr. Smith is our Chairman and Chief Executive Officer. He is one of the most tenured executives in the hospital industry and has led the Company to become one of the largest publicly-traded hospital companies in the nation. He is the past-chair of the board of the Federation of American Hospitals, past-chair and former board member of both the Nashville Area Chamber of Commerce and Nashville Health Care Council and serves on the board of Auburn University.	1997	Chairman of the Board
H. James Williams, Ph.D. Dr. Williams’ extensive teaching experience provides accounting expertise to the Board. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board. Dr. Williams currently serves as president of Mount St. Joseph University in Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville, Tennessee.	2015	Audit & Compliance

* Committee Chair

CORPORATE GOVERNANCE HIGHLIGHTS

•  Annual election of directors

•  Directors elected by majority vote

•  Proxy access

•  Independent directors comprise super-majority of the Board

•  Comprehensive Code of Conduct and Corporate Governance Guidelines

•  Written charters for all Board Committees, which are reviewed annually

•  Limits on the number of other public company boards on which our directors may serve

•  Risk oversight by full Board and Board Committees

•  Stock ownership guidelines for directors and executive officers aligned with industry standards

•  Policy prohibiting pledging and hedging of our stock

•  Strong compliance program

•  Resignation policy for directors who do not receive more votes “for” than “against” their election

•  All Board Committees consist solely of independent directors

•  Independent Lead Director of the Board, who presides at regularly scheduled executive sessions of our Board

•  Approximately 98% Board and Board Committee meeting attendance in 2019

•  Annual Board and Board Committee Self-Evaluations

•  Board participation in executive succession planning sessions

•  Compensation “clawback” policy

•  Strong pay-for-performance philosophy

•  Robust stockholder engagement

•  One class of voting shares outstanding

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year we interact with stockholders through a variety of stockholder engagement activities. In 2019, our key stockholder engagement activities included attendance at seven investor conferences, four large group investor and prospective investor meetings at our corporate offices, and our 2019 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website www.chs.net/investor-relations. For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE

2019 Executive Compensation

At our 2019 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2019 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

In 2019, our performance improved compared to 2018. We achieved certain of our financial targets as initially set forth in the Company’s earnings release issued in February 2019, and also progressed on several other key objectives intended to position the Company for future growth. Consistent with the Company’s pay-for-performance philosophy, this resulted in increased annual cash incentive compensation for our named executive officers in comparison to recent years (for example, our Chief Executive Officer earned 106% of his target cash incentive award attainable for 2019). In addition, in 2019, stock options were reintroduced to our long-term incentive (“LTI”) mix to create additional incentives for executives to share in future stock price appreciation. As a result, 75% of the LTI award granted to each of our named executive officers in 2019 was in the form of performance-based restricted stock or stock options. The value of the Company’s target LTI awards also remained below the 25th percentile of our peer group.

While the Company made progress on many of its financial objectives in 2018 and 2019, it did not achieve the three-year performance objectives (set in February 2017) required for our named executive officers to earn their performance based-restricted stock awards covering the 2017 – 2019 performance period. Consistent with the Company’s pay-for-performance philosophy, since the Company did not achieve those three-year performance objectives, the entire performance-based restricted stock award granted to each of our named executive officers in March 2017 was forfeited.

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns on executive compensation and other topics that are important to our stockholders. During 2019, we met or consulted with stockholders that collectively held over 60% of our shares to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. We intend to continue to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

KEY FEATURES OF OUR COMPENSATION SYSTEM

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

 Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

 Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2019 awards, Total Shareholder Return Percentile Rank (CEO and CFO only); Same-Store Adjusted EBITDA Growth; and Same-Store Adjusted Net Revenue Growth)

   Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership guidelines.	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Use a representative and relevant peer group.

Use an independent compensation consultant.

2019 COMPENSATION PROGRAM

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

ELEMENT	PURPOSE	KEY CHARACTERISTICS

BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	“At Risk” annual cash awards based on corporate performance compared to multiple pre-established short-term performance goals.

LONG-TERM INCENTIVE AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interest of our executives and stockholders; serves as a retention tool by mitigating swings in incentive values.	In 2019, our named executive officers were granted 50% of their target 2019 long-term incentive awards in the form of performance-based restricted stock with three-year performance targets. The other 50% of the target long-term incentive awards granted to each named executive officer was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date. The ultimate value realized for long-term incentive awards varies based on our performance against pre-determined incentive metrics and with our common stock price.

RETIREMENT AND DEFERRED COMPENSATION	Motivates executives to encourage and reward their continued service through their most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.

OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Target Pay Mix

We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2019, approximately 76% of the Chief Executive Officer’s target direct compensation value, and approximately 69% of our other named executive officers’ average target direct compensation value, was at risk in the form of short-term cash incentive awards and long-term incentives. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The following graph depicts the “target pay mix” for our named executive officers in 2019, reflecting the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2019.

ROAD MAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholder’s interests through service on the Board.	FOR each nominee	29

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation program with a mix of compensation elements with the purpose of generating a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives through annual target incentive cash compensation and long-term incentive awards of stock-based compensation, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. We are submitting to our stockholders a nonbinding advisory vote to enable them to express their views with respect to the compensation of our named executive officers as described in this proxy statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

	FOR	30

PROPOSAL 3. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, WHICH WAS APPROVED BY THE BOARD OF DIRECTORS ON MARCH 20, 2020, SUBJECT TO STOCKHOLDER APPROVAL.

The Board of Directors proposes that the stockholders approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as previously amended and restated, which was approved by the Board on March 20, 2020, subject to stockholder approval at this Meeting. The amendment and restatement of this plan would increase the number of shares available for future grants by 9,000,000 shares.

	FOR	68
PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit and Compliance Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche LLP to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche LLP.	FOR	82

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 2, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 12, 2020: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2019 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM

INTRODUCTION

Solicitation

This Proxy Statement and the form of proxy card of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about April 2, 2020. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2020 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

We currently intend to hold the Meeting in person on Tuesday, May 12, 2020 at 8:00 a.m. (Central Daylight Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067. However, we are sensitive to the public health and travel concerns our stockholders may have, and the protocols and guidelines that federal, state and local governments have imposed and may continue to impose, in light of the evolving coronavirus (COVID-19) pandemic. As a result, we may decide to hold the Meeting remotely, or (if the Meeting is not held remotely) hold the Meeting in a different location, impose additional procedures or limitations on Meeting attendees or otherwise alter the logistics of the Meeting, in light of public health considerations. . We would plan to announce any such updates on our internet website in the Investor Relations – Annual Reports & Proxy Statements section (www.chs.net/investor-relations/annual-reports/), and would also plan to issue a press release in the event that we elect to hold a virtual meeting. Please check the website prior to the Meeting date if you are planning to attend. As always, we encourage you to vote our shares prior to the Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to SEC rules, the Company has elected to provide access to our proxy materials via the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of

Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials via the internet or to request printed copies may be found in the Notice and in this proxy statement. In addition, the Notice contains instructions on how you may request to access proxy materials electronically on an ongoing basis as well as how to request the proxy materials in printed form by mail. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings and reduce the cost to the Company associated with the printing and mailing of proxy materials.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Executive Vice President, General Counsel and Assistant Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should indicate your vote on and sign each proxy card you receive. If your shares are held by one or more brokers, banks, trustees or other nominees (i.e., in “street name” as explained further below), you will receive voting instructions from each broker, bank, trustee or other nominee holding shares on your behalf regarding how you may vote such shares.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Monday, March 16, 2020.

How many shares of Common Stock may vote at the Meeting?

As of March 16, 2020, there were 119,678,238 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record” who received printed copies of the proxy materials, you can vote your proxy by mailing in the enclosed proxy card or you can use one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, there is no need for you to mail back your proxy card.

If you received a Notice instead of printed copies of the proxy materials, you should follow the voting instructions set forth in the Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the following eleven (11) nominees for director: John A. Clerico, Michael Dinkins, James S. Ely III, John A. Fry, Tim L. Hingtgen, Elizabeth T. Hirsch, William Norris Jennings, M.D., K. Ranga Krishnan, MBBS, Julia B. North, Wayne T. Smith, and H. James Williams, Ph.D. to one-year terms expiring at the 2021 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the approval of the amendment and restatement of the 2009 Plan, which was approved by the Board on March 20, 2020, subject to stockholder approval.

Proposal 4 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2020.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your shares will be voted in accordance with the Board’s recommendations for the proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 4) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, under NYSE rules, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), the approval, on an advisory basis, of named executive officer, or NEO, compensation (Proposal 2), and the proposal to approve the amendment and restatement of the 2009 Plan (Proposal 3) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1, 2 and 3.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any non-routine matter in respect of which there may be broker non-votes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

*	By sending a written notice of revocation to the Corporate Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

*	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

*	By submitting another vote by telephone or via the internet; or

*	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of eleven (11) directors	Votes Cast for the Election of that Nominee Must Exceed Votes Cast Against the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Approval of the amendment and restatement of the 2009 Plan, which was approved by the Board on March 20, 2020, subject stockholder approval at this Meeting	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4 —	Ratification of auditors for 2020	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of Proposals 2, 3 or 4, the abstention will have the same effect as a vote AGAINST the proposal.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing or providing notice of the availability of these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Corporate Secretary at (615) 465-7000.

GENERAL INFORMATION

How may I contact the Lead Director of the Board of Directors or other non-management members of the Board of Directors?

The Lead Director of the Company’s Board of Directors is Julia B. North, who presides at regularly scheduled executive sessions of our Board. Ms. North is also the chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the Company’s Amended and Restated By-laws (the “By-laws”), and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, our Board of Directors has eleven (11) members.

A majority of our directors must be “independent” under NYSE rules. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire completed by such directors and director nominees on an annual basis, which solicits information about their relationships and other facts and circumstances that may be relevant to such independence determination. The Board also considers any relationships between the Company and other organizations on which our directors serve as directors or with respect to which such directors are otherwise affiliated. The Board determined that each of our non-management directors satisfied all of the independence standards set forth in the Governance Guidelines and the applicable rules of the NYSE and SEC (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that each of the following non-management directors is independent under the Governance Guidelines and the applicable rules of the NYSE and the SEC:

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Julia B. North

H. James Williams, Ph.D.

In making this determination with respect to Ms. Hirsch, the Board considered that, prior to her retirement in August 2016, Ms. Hirsch served as the chief accounting officer of Praxair, Inc. (“Praxair”) at the same time that Mr. Smith served on Praxair’s board of directors and on its compensation committee (Mr. Smith is no longer a member of Praxair’s board of directors). Under the objective independence standards set forth in the NYSE rules, Ms. Hirsch, who was appointed to our Board in December 2018 and elected to a one-year term at our 2019 Annual Meeting of Stockholders, could not be considered independent until August 2019, three years after she was last employed as the chief accounting officer of Praxair. After such period had elapsed, the Board re-evaluated Ms. Hirsch’s relationships with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC and affirmatively determined that Ms. Hirsch is independent under those standards.

Mr. Smith and Mr. Hingtgen, who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Lead Director presides over those sessions and is in a position to take a leadership role in certain limited circumstances when leadership by the Chair, who is also our Chief Executive Officer, is not deemed advisable. The Lead Director also provides significant input into Board meeting agendas and presentation topics. During 2019, the independent members of our Board met in executive session fourteen (14) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 23 years as the Chief Executive Officer of the Company, the Board believes that the optimal leadership structure for our Board is for Mr. Smith to serve as both Chief Executive Officer and Chair of the Board, while balancing such combined role with certain practices and policies (including through the role of our Lead Director) to assure that the independent members of the Board (who comprise a super-majority of the Board) provide appropriate oversight, consultation, and involvement.

The Board of Directors is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chair and Chief Executive Officer and other corporate executives. All directors are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently do, attend meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by the Lead Director, currently Julia B. North. The Lead Director serves as the principal liaison between the independent directors and the Chair and other members of management. The Lead Director also has the authority to call meetings of the independent directors and prepare agendas for such meetings. The Lead Director also takes an active role in approving and setting agendas and presentation topics, and approving the materials to be sent to the Board of Directors prior to its meetings. Upon request, the Lead Director is also available for consultation and direct communication with major stockholders.

Board independence is further achieved through the completely independent composition of the three standing committees of the Board: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees and, as noted above, is invited to, and frequently does, attend meetings and executive sessions of Board committees on which he or she does not serve. Thus, there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

Does the Company have any environmental, social and governance initiatives and, if so, where can I find additional information?

In addition to our good corporate governance practices highlighted above in the Corporate Governance Highlights section, we continue to identify and implement environmental, social and governance (“ESG”) initiatives across our portfolio of hospitals and affiliated businesses.

We have worked diligently to identify and implement processes that improve energy efficiency and reduce consumption and waste. For new hospital construction and certain renovation projects, we set specific sustainability requirements for architectural design, facility construction, and waste management during construction. We also regularly invest in infrastructure to reduce energy consumption. Such infrastructure projects include roof replacement and repair projects utilizing reflective and recyclable materials, installation of high-efficiency LED lighting, replacement of older HVAC systems with more efficient equipment and implementation of smarter building technology and automation systems. We closely monitor energy usage at our facilities and routinely implement energy conservation measures and perform preventative maintenance to ensure systems are performing at optimal operating efficiency.

Our employees are vital contributors to the success of our organization, and we devote significant resources to recruit, retain and develop our workforce. We also strive to provide employees with safe work environments through data analysis, equipment evaluation and safety education. Several of our affiliated hospitals also partner with graduate medical education residency programs, providing residents with practical patient experience and growing the pool of practicing physicians.

We have reported on our ESG initiatives since 2010. Our most recent report is posted on our internet website in the Company Overview — Sustainability section (www.chs.net/company-overview/sustainability/). Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this proxy statement.

How does the Board of Directors oversee risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, clinical quality, revenue management, accounting, risk management, finance, human resources, information technology, and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis – Risk Assessment of Executive Compensation.”

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discusses those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and Chief Executive Officer addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, as well as the Lead Director, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee
James S. Ely III, Chair John A. Clerico Michael Dinkins Elizabeth T. Hirsch H. James Williams, Ph.D.	John A. Clerico, Chair John A. Fry Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D. K. Ranga Krishnan, MBBS

How many times did the Board of Directors and its committees meet in 2019? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all of our then-serving directors were present at our 2019 Annual Meeting of Stockholders. The annual meeting of the Board of Directors in 2019 was held immediately after the 2019 Annual Meeting of Stockholders.

In 2019, the Board of Directors held five (5) regular meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period in which he or she served in 2019.

The Audit and Compliance Committee held nine (9) meetings during 2019. The other independent members of the Board of Directors were typically invited to and frequently attended the meetings of the Audit and Compliance Committee. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s consolidated financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, Amended, dated September 21, 2018, between the Company and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto; (iv) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2020 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2019. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Company’s cash-based incentive compensation plans with regard to executive officers of the Company; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s equity compensation plans; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting, or Mercer, which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., or MMC, has served as the independent executive compensation consultant to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee chair between meetings on matters related to executive compensation. Mercer’s fees for serving as the Compensation Committee’s independent executive compensation consultant in 2019 were approximately $235,000. During 2019, the Company, at the direction of management, also retained MMC or its affiliates to provide limited consulting services to management, which services were limited primarily to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plans. In 2019, the total amount paid to MMC or its affiliates for such services was approximately $65,000. Although the Compensation Committee is aware that the Company uses MMC or its affiliates for such services, it does not specifically approve those services. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2019. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders; (iv) assist the Board by making recommendations regarding compensation for directors; and (v) subject to Delaware law, review and approve the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the proxy statement.

Who are the Company’s audit committee financial experts?

Our Board has determined that all five of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, Michael Dinkins, James S. Ely III, Elizabeth T. Hirsch, and H. James Williams, Ph.D.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four public companies’ boards of directors, including our Board. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other companies’ audit committees. No director who is an executive officer of the Company may serve on more than two public companies’ boards of directors, including our Board. The Chief Executive Officer is required to obtain the approval of the Governance and Nominating Committee prior to accepting any nomination or appointment to serve on the board of directors of another public company. In addition, a director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary of his or her appointment to or resignation from another company’s audit committee.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our By-laws, Code of Conduct and Board committee charters are posted on our internet website in the Company Overview — Corporate Governance section (www.chs.net/company-overview/corporate-governance/). These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Attn: Investor Relations, 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. Non-management director compensation is typically reviewed annually by the Governance and Nominating Committee, in consultation with the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, and adjusted if needed, on the same cycle as is our executive compensation. In addition, to further align directors’ interests with the long-term interests of stockholders, the Company requires that at least 50% of the non-management directors’ annual compensation be paid in the form of equity in the Company.

For 2019, consistent with past practice, the non-management directors’ compensation package was reviewed by the Governance and Nominating Committee, in consultation with Mercer. For 2019, Mercer advised that, based on a review of the board compensation paid by our peer group as set forth below under “Compensation Discussion and Analysis – Components of the Executive Compensation Program – Peer Group Companies (for 2019 Compensation Cycle),” the annual total compensation package of $290,000 (exclusive of the annual stipends paid to the lead director and the chairs of the Board’s three standing committees as referenced below) paid to our non-management directors in 2018 continued to be generally consistent with the median total director compensation package paid by companies within our peer group. Mercer also advised that the additional annual stipends paid to the lead director and the three committee chairs in 2018 continued to be generally consistent with the median of such stipends paid by companies within our peer group. Taking Mercer’s review into account, the Governance and Nominating Committee recommended that no changes be made to the directors’ compensation package for 2019. As such, in 2019, each non-management director received a cash stipend of $120,000 as well as an equity award with a grant date fair value of approximately $170,000 (both of which were unchanged from the amounts awarded to our non-management directors in 2018). For 2019, the additional annual stipends paid to the lead director and the three committee chairs remained unchanged from 2018, and were as follows: Lead Director, $35,000; Audit and Compliance Committee chair, $20,000; Compensation Committee chair, $15,000; and Governance and Nominating Committee chair, $12,250.

The annual cash stipend of $120,000 payable to all non-management directors and the additional annual stipends payable to the Lead Director and the three committee chairs were paid in quarterly installments in 2019. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

In March 2019, at the same time that management’s long-term incentive (“LTI”) awards were granted, each of our non-management directors was granted 34,068 restricted stock units in respect of the equity portion of the non-management directors’ compensation. On the date of grant, these awards had an actual award value of approximately $170,000 per non-management director, which represented the number of restricted stock units valued at $170,000 (based on the closing market price of our Common Stock on that date of $4.99/share) rounded to the nearest whole number of units.

Any non-management director who joins our Board of Directors during the first six months of the year will receive the same number of restricted stock units as is awarded to the other non-management directors as stock-based compensation for that year; however, if a non-management director’s appointment occurs during the last six months of the year such non-management director will receive no stock-based compensation until the following year.

The restricted stock unit awards to our non-management directors vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units held by such non-management director will vest as of the date of termination. Beginning with the restricted stock unit awards granted in 2020, a non-management director may elect, prior to the beginning of the calendar year in which the award is granted, to defer the receipt of shares of the Company’s Common Stock issuable upon vesting until either his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. In the absence of a prior deferral election, the non-management director will receive shares of the Company’s Common Stock issuable upon the vesting of such restricted stock units.

Prior to the beginning of the calendar year, a non-management director may also elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan, amended and restated as of December 10, 2008. When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in annual installments beginning either upon the last day of the fiscal quarter following his or her separation from service with the Company or his or her attainment of an age specified by the non-management director. None of the non-management directors elected to defer any portion of their cash compensation payable in 2019 under the Company’s Directors’ Fees Deferral Plan, except for Dr. Krishnan, who elected to defer the entire amount of his cash compensation into a stock unit account.

Management directors do not receive any additional compensation for their service on the Board.

Non-Management Director Compensation

The following table summarizes the aggregate fees earned and the value of equity-based awards earned by our non-management directors in 2019:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
John A. Clerico	135,000	170,000	305,000
Michael Dinkins	120,000	170,000	290,000
James S. Ely III	140,000	170,000	310,000
John A. Fry	120,000	170,000	290,000
Elizabeth T. Hirsch	120,000	170,000	290,000
William Norris Jennings, MD	120,000	170,000	290,000
K. Ranga Krishnan, MBBS	120,000	170,000	290,000
Julia B. North	167,250	170,000	337,250
H. James Williams, Ph.D.	120,000	170,000	290,000

(1)

This amount includes the annual cash stipend paid to all non-management directors and the additional annual cash stipends paid to our Lead Director and to the chairs of the Board’s three committees. All fees for 2019 were paid in cash to each outside director except for Dr. Krishnan, who elected for the entire amount of his fees to be deferred into stock units pursuant to the Company’s Directors’ Fees Deferral Plan. He received 37,957.011 stock units in connection with such deferral.

(2)

This amount reflects the aggregate grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2019, this value-based award amount was for 34,068 restricted stock units granted on March 1, 2019 ($4.99 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2019, each then-serving non-management director had 64,980 restricted stock units outstanding, except for Mr. Dinkins and Dr. Krishnan (who both had 58,814 restricted stock units outstanding) and Ms. Hirsch (who had 34,068 restricted stock units outstanding) as the result of their more recent appointments to the Board of Directors, for a total of 541,576 restricted stock units outstanding held by all of our non-management directors.

How are Directors nominated by the Company?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chair and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chair and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the chair of the Governance and Nominating Committee and the Chair and Chief Executive Officer.

What diversity considerations are evaluated in nominating Directors?

As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

*	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

*	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

*

The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

*	The results of the Board’s annual self-assessment process; and

*	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad backgrounds and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. In addition, every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors.” The Governance and Nominating Committee considers and assesses these contributions and the effectiveness of its nominating criteria in connection with nominating individuals to serve on the Board of Directors.

How can stockholders nominate or recommend individuals to serve on the Company’s Board?

There are three ways in which stockholders can participate in the nomination process.

*	First, the proxy access provisions in our By-laws provide a means for stockholders to nominate directors and have their nominee’s names included in the Company’s proxy statement. These proxy access provisions in the By-laws permit a stockholder, or a group of up to 20 stockholders, owning in the aggregate 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and have included in the Company’s proxy materials for its next annual meeting of stockholders nominees for election to the Company’s Board of Directors constituting up to the greater of (x) two individuals or (y) 20% of the number of Directors currently serving on the Company’s Board (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) comply with the proxy access procedures described in the By-laws. For the Company’s 2021 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such proxy access director nomination no earlier than November 3, 2020 and no later than December 3, 2020 (or, if the annual meeting is called for a date that is not within 30 days of May 12, 2021, the notice must be received by the later of the date that is 180 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). Any nominations made pursuant to the proxy access provisions of the By-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to proxy access nominations set forth in the By-laws.

*

Second, stockholders may nominate candidates for election to our Board of Directors in accordance with the advance notice provisions set forth in our By-laws, and the Governance and Nominating Committee will consider any such candidates as potential nominees for election to our Board at our next annual meeting. Any director candidate nominated in accordance with the advance notice provisions set forth in our By-laws will be subject to the candidate evaluation process described above under “How are Directors nominated by the Company?” before the Governance and Nominating Committee makes a determination regarding whether or not to recommend such candidate to the Board for inclusion in the Company’s proxy materials. If a stockholder wishes to nominate any individuals to serve as a director in accordance with the advance notice provisions in our By-Laws for the Company’s 2021 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of any such director nomination no earlier than January 17, 2021 and no later than February 16, 2021 (or, if the annual meeting is called for a date that is not within 30 days of May 12, 2021, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such director nominations made pursuant to the advance notice provisions of the By-laws must meet the detailed disclosure and other requirements applicable to such director nominations set forth in the By-laws (including information regarding both the stockholder proponent and the nominee).

*

Finally, pursuant to a final order of settlement in the derivative actions In re Community Health Systems, Inc. Shareholder Derivative Litigation (the “Settlement Agreement”) entered into by the Company in January 2017, the Company’s Board, subject to the exercise of its fiduciary duties, is required through January 17, 2021 to include two independent Directors on the Board who are elected by the Board from a pool of qualified candidates who are recommended for nomination to the Board by the Governance and Nominating Committee after being identified by one or more stockholders of the Company who have continuously held at least one percent (1%) of the Company’s outstanding Common Stock for at least one year. Recommendations for candidates to fill these positions are thereafter subject to the same evaluation process as all other director nominees. These positions are currently filled by Mr. Dinkins and Dr. Krishnan, who were identified pursuant to this process.

When evaluating any director recommendations or nominations properly submitted by a stockholder, the Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, a search firm or other source.

How can I submit a stockholder proposal or bring business for the 2021 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 3, 2020 and be submitted in accordance with applicable SEC rules, including Rule 14a-8. Such proposals must be delivered to Community Health Systems, Inc., Attn: Corporate Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed above under “How can stockholders nominate or recommend individuals to serve on the Company’s Board?”), such stockholder must bring such business in compliance with the advance notice procedures described in the By-laws. For the Company’s 2021 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such business no earlier than January 17, 2021 and no later than February 16, 2021 (or, if the annual meeting is called for a date that is not within 30 days of May 12, 2021, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such business to be brought before our annual meeting must be in proper written form and must meet the detailed disclosure and other requirements applicable to such matters set forth in the advance notice provisions of the Company’s By-laws.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the eleven (11) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
John A. Clerico	78	Director
Michael Dinkins	66	Director
James S. Ely III	62	Director
John A. Fry	59	Director
Tim L. Hingtgen	52	President, Chief Operating Officer, and Director
Elizabeth T. Hirsch	66	Director
William Norris Jennings, M.D.	76	Director
K. Ranga Krishnan, MBBS	63	Director
Julia B. North	72	Director
Wayne T. Smith	74	Chairman of the Board, Chief Executive Officer, and Director
H. James Williams, Ph.D.	65	Director

John A. Clerico	Director Since 2003

Compensation Committee Chair

Audit and Compliance Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip S.A. From 1992 to April 2000, he served as an executive vice president and chief financial officer and on the board of directors of Praxair, a supplier of industrial gases and coatings and related healthcare services and technologies. From 1983 until its spin-off of Praxair in 1992, he served as an executive officer of Union Carbide Corporation in various financial and accounting areas. Mr. Clerico serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, where he serves as lead independent director as well as on its on its audit (chair), nominating and corporate governance (chair), compensation, and executive committees. He previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses, where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His years of service on our Board’s Audit and Compliance Committee, including serving as one of its “audit committee financial experts” and prior service as chair of that committee, lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

Michael Dinkins	Director Since 2017

Audit and Compliance Committee Member

Mr. Dinkins has served as president and chief executive officer of Dinkins Financial, a consulting firm that helps small businesses gain access to capital, since October 2017. From 2008 until May 2012, Mr. Dinkins served on the board of directors of Integer Holdings Corporation (formerly known as Greatbatch, Inc.), a medical device outsource manufacturer, where he also served on its audit committee and compensation and organization committee. In May 2012, Mr. Dinkins resigned from Integer Holdings Corporation’s board of directors and its committees in conjunction with his appointment as senior vice president (later executive vice president) and chief financial officer of Integer Holdings Corporation, a position he held until his retirement in March 2017. From 2008 until 2012, Mr. Dinkins served as executive vice president and chief financial officer of USI Insurance Services, an insurance intermediary company. From 2005 until 2008, he was executive vice president and chief financial officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Mr. Dinkins was vice president, global control & reengineering at Guidant Corporation from 2004 to 2005, and vice president and chief financial officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Inc., Cadmus Communications Group and General Electric Company. Mr. Dinkins serves on the board of directors of Crane Co., a manufacturer of industrial products in the chemicals, oil and gas, power, automated payment solutions, banknote design and production, and aerospace and defense markets. He is a former director of LandAmerica Financial Group, Inc. Mr. Dinkins has also served on the National Council on Compensation Insurance since 2015, including service on its audit, finance, and governance committees.

Mr. Dinkins brings extensive experience as a board member and a chief financial officer of a publicly-traded company to the Board of Directors, as well as knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. Through his role as a chief financial officer, he has also overseen the information technology risk assessment processes of a company. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board, both of which are important related industries for the Company.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Chair

Mr. Ely founded PriCap Advisors, LLC, an investment management firm, in 2009 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a Managing Director in the Leveraged Finance Group at JPMorgan Chase & Co., where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with JPMorgan’s predecessor institutions commenced in 1987. He serves on the board of directors of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves as chair of both its audit and compliance and nominating and corporate governance committees.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Compensation Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the university and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the board of trustees of Macquarie Investment Management (formerly Delaware Investments), an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its audit committee and formerly served on its nominating and corporate governance committee (chair). Mr. Fry also serves on the board of directors of vTV Therapeutics Inc., a clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics.

Mr. Fry’s experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. His familiarity with the governance issues faced by non-profit organizations assists the Board in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board.

Tim L. Hingtgen	Director Since 2017

Mr. Hingtgen has served as our President and Chief Operating Officer since September 2016. In this role, he is responsible for strategic and operational priorities of the Company, and provides oversight and direction to the senior corporate and regional operations leaders who directly support the Company’s affiliated hospitals. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to division president. In that position, he oversaw the operations of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. In May 2016, Mr. Hingtgen was promoted again to executive vice president of operations. In that position he worked directly with the Company’s chief executive officer, chief operating officer and chief financial officer to advance the Company’s strategic priorities and to help elevate operational and financial performance in key markets. Mr. Hingtgen has over 20 years of healthcare management experience. Prior to joining us, he held chief executive officer and chief operating officer positions at for-profit hospitals in Arizona, Indiana and Nevada. Mr. Hingtgen has a master’s degree in business administration from the University of Nevada, Las Vegas.

As the Company’s chief operating officer, Mr. Hingtgen brings a deep perspective on the strategic development of the Company and its business lines, as well as the operation of hospitals, outpatient care centers, and integrated network delivery systems. His vision and implementation of the corporate-wide efforts to strengthen the Company’s overall operations and support of organic growth and the delivery of high quality healthcare services are needed inputs on the Board’s development of its agenda.

Elizabeth T. Hirsch	Director Since 2018

Audit and Compliance Committee Member

Ms. Hirsch is currently retired. She served as vice president and controller of Praxair from 2010 until her retirement in August 2016. In that role, she was responsible for Praxair’s global financial statement consolidation and SEC reporting. Prior to becoming controller, Ms. Hirsch served as Praxair’s director and then vice president of investor relations from 2002 until 2010. In that role she was recognized as the Best Investor Relations Professional in the Chemicals Sector by both buy-side and sell-side analysts in a 2011 Institutional Investor Survey. Ms. Hirsch joined Praxair in 1995 as director of corporate finance and later served as assistant treasurer. Prior to joining Praxair, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company. Ms. Hirsch also serves on the board of trustees of Devereux Advanced Behavioral Health, a nonprofit organization providing services and leadership in the field of behavioral health, and is a member of its audit and compliance and finance committees. She is also chair of the board of directors of the Women’s Business Development Council of Connecticut.

Ms. Hirsch’s educational background (MBA in finance from New York University) and her years of experience as a senior accounting and finance executive in a large publicly-traded corporation provide the Board of Directors with valuable additional insight in the areas of accounting and finance, including financial statement preparation, internal controls, SEC reporting and financings similar to the Company’s outstanding indebtedness. She also brings investor relations expertise to the Board, including an understanding of the perspective of institutional investors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 43 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to its merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board and management about trends in medicine as well as the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, offers the Board of Directors a physician’s viewpoint in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

K. Ranga Krishnan, MBBS	Director Since 2017

Governance and Nominating Committee Member

Dr. Krishnan has served since 2019 as the chief executive officer of Rush University System for Health, an internationally known academic health center and health system in Chicago, Illinois. He also serves as a professor in the department of psychiatry at Rush Medical College. From 2015 to 2019, Dr. Krishnan served as dean of Rush Medical College and as senior vice president of Rush University Medical Center. He serves as a member of the board of directors of Singapore Health Services (SingHealth), the largest healthcare system in Singapore, and also serves as chairman of the National Medical Research Council and the National Health Innovation Center Singapore. From 2008 to 2015,

Dr. Krishnan served as dean at the Duke-NUS Medical School, a joint venture between Duke University, in Durham, North Carolina and the National University of Singapore, in Singapore. Prior to and during his tenure in Singapore, Dr. Krishnan was a professor in the department of psychiatry and behavioral sciences at Duke University Medical Center, including serving as chairman of psychiatry and behavioral sciences from 1998 to 2009. He is a member of several professional societies, including the American Psychiatric Association, the American Association for the Advancement of Science, the New York Academy of Sciences, and the National Academy of Medicine. Dr. Krishnan has also received numerous honors and awards, including the Distinguished Scientist Award from the American Association of Geriatric Psychiatry and the Public Service Medal (Friend of Singapore) from the president of Singapore for his service to that country.

Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board of Directors with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries.

Julia B. North	Director Since 2004

Lead Director

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North serves as our Lead Director. She is currently retired. Over the course of her career, Ms. North served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the president and chief executive officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. Ms. North previously served on the boards of directors of Acuity Brands, Inc., a provider of lighting fixtures and related products and services, where she also served on its audit, compensation, and governance committees; Lumos Networks Corp., a fiber-based telecommunications service provider, where she also served on its compensation committee (chair); NTELOS Holdings Corp., a provider of wireless and wireline communications services, where she also served on its compensation committee and nominating and governance committee (chair); Simtrol, Inc., a developer of enterprise-class software solutions, where she also served on its audit committee and compensation committee; Winn-Dixie Stores, Inc., a food retailer, where she also served on its compensation committee (chair), nominating and governance committee (chair), and audit committee; and MAPICS, Inc., a business application software and consulting company, where she also served on its compensation committee.

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service as our Lead Director and on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is our Chair and Chief Executive Officer. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. Since April 1997, he has served as our Chief Executive Officer and as a member of the Board of Directors. In 2001, he was elected Chair of our Board of Directors. Prior to joining us, Mr. Smith was president and chief operating officer of Humana Inc., where he served in various management positions during 23 years with that company and as a director from 1993 to 1996. Mr. Smith also serves on the board of trustees of Auburn University and currently serves as the president pro tempore. He previously served on the board of directors of Praxair from July 2001 until its merger with Linde AG in October 2018, with service initially on Praxair’s audit committee and later on its compensation committee (former chair). Mr. Smith is the past-chair of the board of the Federation of American Hospitals. He is also the past-chair and a former board member of both the Nashville Area Chamber of Commerce and the Nashville Health Care Council.

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. He has been named one of the 100 Most Influential People in Healthcare each of the 18 years Modern Healthcare has published the peer voted list, one of only three people to be named to the list every year since its inception. Institutional Investor magazine has named Mr. Smith a Top CEO for the healthcare facilities sector several times since 2008. Mr. Smith has also been honored on several occasions as being one of the top chief executive officers in the institutional provider segment of the healthcare sector. In addition, his past experience serving on other companies’ boards of directors provides him with insight and experiences to support his leadership of the Company and its Board of Directors.

H. James Williams, Ph.D.	Director Since 2015

Audit and Compliance Committee Member

Dr. Williams has served as president of Mount St. Joseph University in Cincinnati, Ohio since March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board of Directors. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2020, except as otherwise footnoted, with respect to ownership of our Common Stock by:

*	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

*	each of our directors and nominees;

*	each of our executive officers named in the Summary Compensation Table on page 55 of this Proxy Statement; and

*	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. Ownership percentages are calculated based on 119,678,238 shares of our Common Stock outstanding as of March 1, 2020.

	Shares Beneficially Owned(1)

Name	Number		Percent

5% Stockholders:

Shanda Asset Management Holdings Limited	27,484,473	(2)	23.0%

Blackrock, Inc.	17,056,310	(3)	14.2%

The Vanguard Group	7,150,085	(4)	6.0%

Directors and Nominees:

John A. Clerico	171,205	(5)	*

Michael Dinkins	45,757	(6)	*

James S. Ely III	221,205	(7)	*

John A. Fry	102,908	(8)	*

Tim L. Hingtgen	723,715	(9)	*

Elizabeth T. Hirsch	11,356	(10)	*

William N. Jennings, M.D.	103,384	(11)	*

K. Ranga Krishnan, MBBS	36,102	(12)	*

Julia B. North	126,834	(13)	*

Wayne T. Smith	5,207,354	(14)	4.3%

H. James Williams, Ph.D.	68,084	(15)	*

Other Named Executive Officers:

Thomas J. Aaron	365,897	(16)	*

Lynn T. Simon, M.D.	352,202	(17)	*

Benjamin C. Fordham	348,757	(18)	*

Directors and Executive Officers as a Group (15 persons)	7,970,241	(19)	6.6%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 1, 2020. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 1, 2020 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Shares beneficially owned are based on Schedule 13D/A filed with the SEC on January 11, 2018, by Tianqiao Chen (“Mr. Chen”), Shanda Media Limited, Shanda Investment Group Limited, Shanda Technology Overseas Capital Company Limited and Shanda Asset Management Holdings Limited (the “Shanda Entities”). Each of Mr. Chen and the Shanda Entities has shared voting and dispositive power with respect to 27,484,473 shares of Common Stock. The address of each of Mr. Chen and the Shanda Entities is 8 Stevens Road, Singapore 257819. The beneficial ownership of Mr. Chen and the Shanda Entities may have changed between January 11, 2018 and March 1, 2020. To the knowledge of the Company, Mr. Chen and the Shanda Entities have not subsequently filed with the SEC any additional reports with respect to shares of Common Stock beneficially owned by them.

(3)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 4, 2020, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 16,659,995 shares of Common Stock and sole dispositive power with respect to 17,056,310 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has sole voting power with respect to 90,377 shares of Common Stock; shared voting power with respect to 5,573 shares of Common Stock; sole dispositive power with respect to 7,063,918 shares of Common Stock and shared dispositive power with respect to 86,167 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(6)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(7)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(8)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(9)

Includes 20,084 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 337,500 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(10)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(11)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(12)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(13)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(14)

Includes 116,250 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 487,500 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(15)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(16)

Includes 12,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 125,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(17)

Includes 22,750 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 140,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(18)

Includes 8,750 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 140,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

(19)

Includes 191,334 shares subject to options which are currently exercisable or exercisable within 60 days of March 1, 2020 and 1,376,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 1, 2020.

*	Less than 1%

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

Since January 1, 2019, except as noted below with respect to Thomas J. Aaron, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related party had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

On December 31, 2019, as previously disclosed, CHSPSC, LLC, a wholly-owned subsidiary of the Company, entered into a consulting agreement with Thomas J. Aaron, the Company’s former Executive Vice President and Chief Financial Officer, upon his retirement. The Company believes that the compensation paid to Mr. Aaron under his consulting agreement is on terms as favorable to the Company as could have been maintained with an unrelated third party. Pursuant to the consulting agreement, Mr. Aaron provides certain consulting services related to margin improvement programs and other assignments as requested by our Chief Executive Officer or his designee. The term of the consulting agreement is from January 1, 2020 to December 31, 2021. During the term of the consulting agreement, Mr. Aaron receives consulting fees of $25,000 per month, and he is subject to restrictions on competing with the Company or its affiliates. For the duration of the consulting agreement, Mr. Aaron’s previously granted stock options and restricted stock awards will remain in effect in accordance with the applicable terms of their grant and will continue to vest in accordance with the applicable vesting schedule.

The Company applies the following policy and procedure with respect to related person transactions. Any potential related party transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee (or, in those instances in which our General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, will be reviewed by the Chair of the Audit Committee, who has delegated authority to act between Committee meetings) to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, John A. Clerico, John A. Fry and Julia B. North served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 16, 2020. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	74	Chairman of the Board and Chief Executive Officer
Tim L. Hingtgen	52	President, Chief Operating Officer and Director
Lynn T. Simon, M.D.	60	President of Clinical Operations and Chief Medical Officer
Kevin J. Hammons	54	Executive Vice President and Chief Financial Officer
Benjamin C. Fordham	67	Executive Vice President, General Counsel and Assistant Secretary
Jason K. Johnson	45	Senior Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 22 of this Proxy Statement.

Tim L. Hingtgen – The principal occupation and employment experience of Mr. Hingtgen during the last five years is set forth on page 20 of this Proxy Statement

Lynn T. Simon, M.D. serves as President of Clinical Operations and Chief Medical Officer. She has leadership responsibilities for all aspects of clinical operations, including quality and safety, clinical service lines, nursing, and case management. She also oversees medical staff relations, physician practice management, clinical integration and telemedicine initiatives, medical informatics and corporate support areas such as pharmacy and clinical documentation improvement. Upon joining us in 2010 and until she assumed her current position in January 2014, Dr. Simon served as senior vice president and chief quality officer. She serves on the board of directors of Ascend Learning, LLC, a leading provider of educational content, software and analytics to institutions, students and employers in healthcare and other high-growth, licensure-driven professions, and also serves on its audit committee. Dr. Simon also served on the board of directors of Kindred Healthcare, Inc., a provider of post-acute care services, and on its audit committee and its quality of care and patient outcomes committee, from November 2016 until Kindred’s acquisition by a consortium led by Humana, Inc., in July 2018. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville. Dr. Simon has been named to Modern Healthcare’s 50 Most Influential Physician Executives and Leaders list and Modern Healthcare’s biennial Top 25 Women in Healthcare list on multiple occasions.

Kevin J. Hammons has served as Executive Vice President and Chief Financial Officer since January 2020. Prior to that, he served as our Senior Vice President, Assistant Chief Financial Officer and Treasurer. In that role he was responsible for overseeing accounting and financial reporting, SEC reporting, budgeting, design and implementation of financial systems and processes, capital market transactions, corporate finance and treasury management functions, and the Company’s divestiture program. Mr. Hammons joined us in 1997, and, in 2002, he was promoted to Assistant Vice President (later Vice President), Financial Reporting. In 2012, he was promoted to Vice President (later Senior Vice President) and Chief Accounting Officer. In 2017, Mr. Hammons was named Assistant Chief Financial Officer, and in 2018, he was also named Treasurer. Prior to joining us, Mr. Hammons served in various positions in the Assurance and Advisory Services practice at Ernst & Young LLP from 1988 until 1997, serving both public and privately-held companies. Mr. Hammons serves as a member of the Board of Trustees of Malone University in Canton, Ohio.

Benjamin C. Fordham serves as Executive Vice President, General Counsel and Assistant Secretary. He joined us as Vice President and Senior Litigation Counsel in 2007 with 29 years of private practice experience in litigation, mergers/acquisitions, general business and health law. In 2011, he was promoted to vice president (later senior vice president) and chief litigation counsel. In 2017, Mr. Fordham was promoted to Executive Vice President, General Counsel and Assistant Secretary. He has a law degree from Vanderbilt University where he was a Patrick Wilson Merit Scholar.

Jason K. Johnson serves as Senior Vice President and Chief Accounting Officer. In this role, he is responsible for our Securities and Exchange Commission reporting matters, as well as overseeing various other accounting and financial reporting matters, including accounting policies and procedures, consolidations and accounting for acquisitions and divestitures. Mr. Johnson joined us in 2012 as Vice President, Assistant Corporate Controller, and in 2018 he was promoted to Vice President, Corporate Controller. In 2019, he was promoted to Vice President and Chief Accounting Officer, and he was promoted to Senior Vice President in January 2020. Prior to joining us, Mr. Johnson held various positions in the assurance and advisory services practice at Deloitte & Touche LLP. He also previously served as controller of an alternative energy marketing and distribution company. Mr. Johnson holds a master’s degree in accounting from the University of Kentucky. He is a member of the American Institute for Certified Public Accountants and Tennessee Society of Certified Public Accountants.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the eleven (11) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Tim L. Hingtgen

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Julia B. North

Wayne T. Smith

H. James Williams, Ph.D.

Each of the nominees is an incumbent. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any director nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against,” then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns as evidenced by our stockholder outreach efforts and our responsiveness to feedback received in connection with those efforts. Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly-comprised of independent members of the Board), and our Compensation Committee engages an independent executive compensation consultant, Mercer Human Resources Consulting, to advise the Compensation Committee.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, a significant portion of the compensation payable to our named executive officers is in the form of at-risk variable compensation; we utilize multiple performance metrics in connection with both our cash incentive compensation and performance-based restricted stock awarded to our named executive officers; and each of our executives is an at-will employee.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements continue to meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

As described in detail under the heading “Compensation Discussion and Analysis,” our performance continued to improve in 2019 compared to 2018, and we achieved many of our financial targets and made progress on other key objectives intended to position the Company for future growth. This is reflected in the compensation paid to our named executive officers for 2019.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any additional actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

In 2019, the Company continued to execute on several strategic operational initiatives. Specifically, in 2019, the Company built upon its Accountable Care Organization (ACOs); sustained significant reduction in its Serious Safety Event Rate; expanded its transfer program; continued investing in strategic inpatient, outpatient and physician practice opportunities; achieved savings across its strategic margin improvement program; improved its capital structure and successfully executed a number of other strategic initiatives.

During 2019, the Company also continued its portfolio rationalization strategy by divesting hospitals and non-hospital businesses that are generally not in one of its strategically beneficial service areas, are less complementary to its business strategy and/or have lower operating margins. By divesting non-core assets, we are able to more sharply channel our resources and capital investments into strategic markets where we have the best ability to increase access and patient care, enhance our service lines, form successful joint ventures, produce growth and increase market share. In this regard, during 2019, we completed the divestiture of 12 hospitals, and divested three additional hospitals effective January 1, 2020. The company used proceeds from these divestitures and expects to continue to use proceeds from future divestitures to reduce debt and/or reinvest in our core business.

The Company believes that these efforts resulted in a stronger company in 2019, as evidenced in part by improved same-store net revenue and volume growth as well as improved Adjusted EBITDA margin performance compared to 2018. Looking forward, the Company intends to continue to focus on becoming a market leader and increasing market share in the communities it serves; increasing productivity and operating efficiencies to enhance profitability; continuously improving patient safety and quality of care; and optimizing its portfolio through additional select divestitures of non-core assets while investing in markets with the best opportunities for growth. The Company believes that these efforts and initiatives will give rise to continued improvement in the Company’s results of operations.

Our performance in 2019 was significantly improved in comparison to 2018, and we achieved certain of our financial targets as initially set forth in the Company’s earnings release issued in February 2019, and also progressed on several other key objectives intended to position the Company for future growth. Consistent with the Company’s pay-for-performance philosophy, this resulted in increased annual cash incentive compensation for our named executive officers for 2019 in comparison to recent years (for example, our Chief Executive Officer earned 106% of his target cash incentive award attainable for 2019). In addition, stock options were reintroduced in 2019 to our long-term incentive (“LTI”) mix to create additional incentive for executives to share in future stock price appreciation. As a result, 75% of the LTI awards granted to each of our named executive officers was in the form of performance-based restricted stock or stock options, which will result in value to the named executive officers only to the extent the Company achieves its long-term performance goals and/or its stock price increases in the future. Moreover, the value of the Company’s target LTI awards again remained below the 25th percentile of our peer group in 2019.

Executive Summary

Compensation Program Objectives and Best Practices

The primary objectives of the Company’s executive compensation program are to:

*	Provide market competitive pay levels, compensation programs and incentive plan designs, all of which are underpinned by our strong pay for performance philosophy;

*

Attract and retain seasoned professionals with demonstrated abilities to capitalize on growth and margin improvement opportunities in both same-store and new markets (both geographic and business line);

*

Incorporate short-term and long-term components that align the interests of executive management with stockholders while also appropriately incentivizing our executives to drive Company performance and maximize value; and

*	Adhere to rigorous expense management in an environment of ethical and compliant behavior.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, the Company, over the years, has implemented the following policies:

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

  Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

  Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2019 awards, Total Shareholder Return Percentile Ranks (CEO and CFO only); Same-Store Adjusted EBITDA Growth; and Same-Store Adjusted Net Revenue Growth)

  Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership requirements.	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Use a representative and relevant peer group.

Use an independent compensation consultant

A more detailed discussion of these policies and actions can be found on the following pages.

Over the years, we have continued to enhance and modify aspects of our executive compensation program, as appropriate, taking into account stockholder expectations and feedback in order to ensure that our executive compensation program continues to be structured in an optimal manner.

Key 2019 Compensation Designs/Outcomes

Taking into account our commitment to link pay and performance, the following compensation-related decisions were made for 2019:

*	No salary increase for CEO: Our Chief Executive Officer did not receive any increase in base salary for 2019.

*

Annual cash incentive compensation: Annual cash incentive compensation awarded to our CEO for 2019 was 106% of target, reflecting improved Company performance during 2019 in several key financial and strategic areas.

*

2017-2019 performance-based restricted stock awards: Because our financial results for the three-year period from 2017 through 2019 fell short of the three-year performance objectives that were set in early 2017, the 2017-2019 performance-based restricted stock awards were not earned (i.e., 0% payout).

*

2019 LTI Awards: Emphasized increasing stockholder value over time through the reintroduction of stock option grants to LTI awards such that 75% of the LTI award granted to each of our named executive officers was in the form of performance-based restricted stock or stock options.

*	Overall Value of LTI Awards: The overall target value of LTI grants received was in the lowest quartile of our peer group.

*	Overall Total Compensation: The resulting total compensation paid to our CEO during 2019 was below the 25th percentile of our peer group.

The chart below reflects compensation paid to our Chief Executive Officer during 2019 and 2018, and the alignment between our Chief Executive Officer’s annual compensation and the Company’s actual performance. In particular, the chart below reflects the increased compensation paid to our Chief Executive Officer in 2019 compared to 2018 in light of our improved performance in 2019, as well as the change in LTI mix to emphasize increasing stockholder value over time through the reintroduction of stock option grants such that 75% of the Chief Executive Officer’s LTI award was in the form of performance-based restricted stock or stock options whereas in 2018, 50% of the LTI award consisted of time-based restricted stock. It demonstrates our belief that the compensation of our executives is aligned with our stockholders’ interests.

2019 and 2018 Compensation

Wayne T. Smith, Chairman and Chief Executive Officer

	2019	2018

Salary	$1,600,000	$1,600,000
Incentive Plan Compensation	3,800,000	3,272,000
Stock Options (1)	210,263	N/A
Performance-Based Restricted Stock (2)	785,925	480,900
Time-Based Restricted Stock (2)	392,963	480,900

Total	$6,789,151	$5,833,800

(1)	Based on grant date fair value utilizing the Black-Scholes option pricing model, resulting in a value of $2.67 per share on March 1, 2019. The total number of options granted was 78,750.

(2)

Based on grant date fair value. The closing price of the Company’s stock on the respective grant dates was $4.99 per share on March 1, 2019 and $4.58 per share on March 1, 2018. The number of performance-based shares granted was 157,500 in 2019 and 105,000 in 2018. The number of time-based shares granted was 78,750 in 2019 and 105,000 in 2018.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on February 20, 2020, for more details about the Company’s performance during 2019 and in prior years.

Stockholder Outreach and Responsiveness to Feedback

2019 Say on Pay Results and 2019 Stockholder Outreach Efforts

At our annual meeting of stockholders in May 2019, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2019 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns on executive compensation and other topics that are important to our stockholders. During 2019, we met or consulted with stockholders that held over 60% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Moreover, our Lead Director, the members of our independent Compensation Committee and our other outside directors were available to speak directly with our stockholders if requested. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

2019 Program Changes

Our Compensation Committee and management, in consultation with Mercer, continued to evaluate our executive compensation program during 2019 in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. In addition, we intend to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs. Changes for 2019 were intended to further incentivize our named executive officers to focus on objectives that are most important to the Company’s achievement of its immediate as well as long-term strategic goals.

After considering those objectives, our Compensation Committee made the following changes to our executive compensation programs for 2019 in comparison to 2018:

*

Revisions to annual cash incentive compensation methodology: Beginning in 2019, three-year TSR Percentile Rank was added as a performance target for performance-based restricted stock awards granted to our Chief Executive Officer and Chief Financial Officer in order to further align these executives’ awards with the share price performance realized by stockholders. In connection with this change, the portion of our Chief Executive Officer’s and Chief Financial Officer’s annual cash incentive compensation opportunity that previously had been allocated to one-year TSR Percentile Rank was eliminated in 2019 and reallocated between achieving the Company’s 2019 Adjusted EBITDA target and non-financial strategic and operational performance improvement goals, which remain critical to the Company’s long-term strategy.

*

Revised financial metrics for performance-based restricted stock awards: The three-year financial performance targets for the performance-based restricted stock awards granted to all of our named executive officers in 2019 were Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth. The Compensation Committee made a determination to replace Same-Store Adjusted EBITDA Margin Improvement (which was included as a metric for performance-based restricted stock awards made in 2018) with Cumulative Same-Store Net Revenue Growth in order to further emphasize growth and align the performance-based restricted stock metrics with the Company’s long-term business strategy. In addition, as discussed above, three-year TSR Percentile Rank was added as an additional performance target for performance-based restricted stock awards granted to our Chief Executive Officer and Chief Financial Officer.

*

Revised LTI mix: For 2019, as in recent years, our named executive officers again received 50% of their target LTI awards in the form of performance-based restricted stock with three-year cumulative performance targets. The other 50% of the target LTI awards granted to each named executive officer in 2019 was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date. Stock options were added to the LTI mix in order to create an additional incentive for executives to share in future stock price appreciation. As a result, 75% of the LTI award granted to each of our named executive officers in 2019 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officer only to the extent the Company achieves its long-term performance goals and/or the Company’s stock price increases in the future.

We will continue to monitor market best practices and thoughtfully consider stockholder feedback in future years with respect to potential changes to our executive compensation programs.

2019 Guiding Principles and Compensation Framework

The core goals applied by the Company in implementing its executive compensation program for 2019 were to provide a mix of compensation vehicles that generated a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent.

The guiding principles used by the Company during 2019 included:

*	An overall targeted mix of compensation elements that is competitive with our selected peer group companies (see below for a discussion of our peer group);

*	Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

*

LTI awards of stock-based compensation, 50% of the target amount of which were performance-based with three-year targets and 25% of which were in the form of non-qualified stock options, such that 75% of the target LTI awards were at risk and further align the interests of executive management with our stockholders; and

*

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company believes that the flexibility to make upward or downward adjustments as needed for individual performance, unusual market fluctuations, or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility, individual performance, an individual’s tenure in his or her current role, and Company performance.

Components of our 2019 Executive Compensation Program

Peer Group

In accordance with the process described above, the Company utilizes a benchmark peer group in connection with determining the executive compensation for the named executive officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. The following changes were made in 2019:

•	Centene Corporation was removed from the Company’s 2019 peer group following its acquisition of Fidelis Care because it no longer fit the size criteria used by the Company to identify peers; and

•	Kindred Healthcare, Inc. was removed from the Company’s 2019 peer group following its acquisition by Humana, Inc.

The 2019 peer group included the other four major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the 2019 peer group also included 11 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. The 15 companies included in the 2019 peer group analysis were:

Peer Group Companies (for 2019 Compensation Cycle)

• Aflac Incorporated	• Molina Healthcare, Inc.
• CIGNA Corporation	• Owens & Minor, Inc.
• DaVita Inc.	• Quest Diagnostics Incorporated
• Genesis Healthcare, Inc.	• Tenet Healthcare Corporation
• HCA Healthcare, Inc.	• Universal Health Services, Inc.
• Henry Schein, Inc.	• Unum Group
• Humana Inc. • LifePoint Health, Inc.	• WellCare Health Plans, Inc.

In selecting the peer group companies, consideration was given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal was to have the Company fit within the middle of the peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. At the time the group was selected, the Company was near the median of this peer group in terms of revenue and enterprise value. Our Compensation Committee believes that the Company’s peer group continues to align the Company with the competitive market for talent for our key executives.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization and may also be impacted by the individual’s tenure in his or her current role. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary for each of our executive officers is set at a market-competitive level relative to our peer group as identified above when considering each executive’s role and responsibilities, as well as individual performance.

The base salaries of the Chief Executive Officer and the other named executive officers were reviewed by the Compensation Committee in early 2019 as part of its annual compensation review. The Compensation Committee determined that there would be no change to the base salary of the Chief Executive Officer for 2019. Salary increases to our other named executive officers were generally consistent with percentage increases among the broader market. The base salaries for each of the named executive officers for 2019 and 2018 are set forth in the following table.

Annual Base Salary
Executive	Position	2019	2018
Wayne T. Smith	CEO	$1,600,000	$1,600,000
Thomas J. Aaron	EVP & CFO	$700,027	$675,000
Tim L. Hingtgen	President & COO	$935,036	$900,000
Lynn T. Simon, M.D.	President of Clinical Operations & CMO	$566,544	$550,021
Benjamin C. Fordham	EVP and General Counsel	$583,463	$561,000

Annual Cash Incentive Compensation (EPIP)

Annual cash incentive compensation awards to the named executive officers were made in 2019 pursuant to the Company’s 2019 Employee Performance Incentive Plan (“EPIP”). In this regard, in February 2019, the Board approved the EPIP, under which executive officers and other employees of the Company may receive cash incentive awards beginning in 2019, in place of the Company’s 2004 Employee Performance Incentive Plan, as amended (the “2004 EPIP”), under which cash incentive awards were previously granted. The EPIP is substantially similar to the 2004 EPIP, except that it removed certain references and requirements previously applicable to qualified performance-based compensation under Section 162(m) of the Internal Revenue Code following the repeal of the Section 162(m) qualified performance-based compensation under the Tax Cut and Jobs Act of 2017.

Annual cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Targets for the annual cash incentive compensation awards are typically expressed as a percentage of the individual’s base salary.

Annual cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For 2019, each individual’s target plan continued to include multiple budgeted goals, and for each goal, different award amounts could be earned depending on the level at which that goal was attained, (i.e., an underachievement and overachievement opportunity).

As discussed further in “Long-Term Incentives (LTI)” on page 41 of this Proxy Statement, three-year TSR Percentile Rank was added as a performance metric for the performance-based restricted stock awards granted to our Chief Executive Officer and Chief Financial Officer in 2019. In connection with this change, one-year TSR Percentile Rank (which previously was one of the metrics utilized under the annual cash incentive program for our Chief Executive Officer and Chief Financial Officer) was removed as a component of the annual cash incentive opportunities for our Chief Executive Officer and Chief Financial Officer in 2019. The portion of our Chief Executive Officer’s and Chief Financial Officer’s annual cash incentive compensation opportunity that was formerly allocated to TSR Percentile Rank was reallocated between Adjusted EBITDA and non-financial strategic and operational performance improvement goals.

Other than this change, for each named executive officer, the performance goals for 2019 were similar to those used in 2018. In this regard, substantial progress toward achieving the Company’s previously disclosed portfolio rationalization and deleveraging plan continued to be a component of the non-financial strategic and operational performance improvement goals for 2019. In addition, with the continued refinement of the Company’s strategic plan and to emphasize the importance of progress on this plan, executing on the Company’s previously identified strategic imperatives (as referenced in greater detail below) was added as a component of the non-financial performance strategic and operational improvement goals in our annual cash incentive program.

As in prior years, the Company’s financial goals were based on the attainment of key financial objectives, including, where applicable, budgeted operating performance within the range of the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February 2019 (the “2019 Performance Objectives”). While the Company did not undertake a statistical analysis to quantify how difficult it would be to achieve the relevant targets used to determine cash incentive compensation awards, at the time the target levels were set, the Compensation Committee believed that achieving such target levels, although challenging, was possible with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels was not known and historically, in any given year, not all of the target levels have been achieved. The Compensation Committee determined that it was appropriate to set rigorous financial targets used to determine the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

The Company’s 2019 Performance Objectives were as set forth in the tables below. Each goal target was scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance as illustrated below:

2019 Adjusted EBITDA* ($ millions)			2019 Net Revenues ($ millions)
2019 Adjusted EBITDA	% of Target Attained	% of Target Bonus Earned	2019 Net Revenues	% of Target Attained	% of Target Bonus Earned
$1,675	100%	100%	$12,950	100%	100%
$1,591	95%	75%	$12,303	95%	75%
$1,508	90%	50%	$11,655	90%	50%
<$1,508	<90%	0%	<$11,655	<90%	0%
Overachievement Opportunity: 1% of base salary for each 0.5% over the target up to the plan maximum.			Overachievement Opportunity: 1% of base salary for each 1% over the target up to an additional 10% for the CEO, CFO and COO and 5% for CMO and EVP/GC, limited to the plan maximum.
2019 Consolidated Adjusted EBITDA Margin Improvement*			2019 Continuing Operations Adjusted EPS+
2019 Consolidated Adjusted EBITDA Margin Improvement	% of Target Attained	% of Target Bonus Earned	2019 Continuing Operations Adjusted EPS	% of Target Bonus Earned
1.00%	100%	100%	$(1.43)	100%
0.50%	50%	75%	$(1.58)	75%
0.00%	0%	50%	$(1.73)	50%
<0.00%	0%	0%	<$(1.73)	0%
Overachievement Opportunity: 1% of base salary for each 0.1% over the target up to an additional 20% for the CEO and COO and 10% for the CFO, CMO and EVP/GC, limited to the plan maximum.			Overachievement Opportunity: 0.5% of base salary for each $0.03 over the target up to an additional 10%, limited to the plan maximum. EPS is a component for the CEO, CFO and COO.

Linear interpolation is used for performance between the points shown in the tables.

*

Adjusted EBITDA is a non-GAAP financial measure. For information regarding the manner in which Adjusted EBITDA is calculated from the Company’s consolidated financial statements, see Annex A to this proxy statement.

+

Continuing Operations Adjusted EPS is a non-GAAP financial measure. For information regarding the manner in which Continuing Operations Adjusted EPS is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

The President and COO’s annual incentive compensation opportunity was also based in part on the attainment of a Divisional Hospital EBITDA target. The President of Clinical Services and Chief Medical Officer’s and the Executive Vice President and General Counsel’s annual incentive compensation awards included goals related to their specific functional area that are key to the Company’s overall success. For example, the President of Clinical Services and Chief Medical Officer’s annual incentive compensation opportunity was based in part on improving supply expenses and clinic EBITDA. In addition, the Executive Vice President and General Counsel’s annual incentive compensation opportunity included a component for successful progress toward resolving government investigations and stockholder litigation as well as managing department expenses.

The Company’s performance in 2019 resulted in greater levels of cash incentive compensation being paid to our named executive officers than in recent years. The Chief Executive Officer earned 106% of his target cash incentive award attainable for 2019. For each component of the annual cash incentive compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable, including non-financial strategic and operational performance improvements and overachievement of Company goals, are set forth in the following tables:

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	Continuing Operations Adjusted EPS	Target	Performance Improvement	Over- achievement	Max.
CEO (Smith)
Opportunity	160%	30%	25%	10%	225%	40%	35%	300%
Attainment	136%	25.5%	25%	10%	196.5%	30%	11%	237.5%
EVP/CFO (Aaron)
Opportunity	80%	20%	15%	10%	125%	25%	25%	175%
Attainment	68%	17%	15%	10%	110%	15%	11%	136%

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	Division Hospital EBITDA	Continuing Operations Adjusted EPS	Target	Performance Improvement	Over- achievement	Max.
President/COO (Hingtgen)
Opportunity	75%	20%	20%	15%	10%	140%	25%	35%	200%
Attainment	63.8%	17%	20%	9.8%	10%	120.5%	20%	11%	151.5%

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	(1)	(2)	(3)	Target	Performance Improvement	Over- achievement	Max.
President of Clinical Operations and CMO (Simon)
Opportunity	60%	15%	10%	10%	10%	10%	115%	10%	25%	150%
Attainment	51%	12.8%	10%	4%	0%	10%	87.8%	10%	2%	99.8%

(1)	Supply Expense Improvement; (2) Clinic EBITDA Improvement; (3) Quality and Patient Safety Improvement

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	(1)	Target	Performance Improvement	Over- achievement	Max.
EVP and General Counsel (Fordham)
Opportunity	70%	15%	10%	20%	115%	10%	25%	150%
Attainment	59.5%	12.8%	10%	20%	102.3%	10%	2%	114.3%

(1)	Successful Progress on Resolving Government Investigations and Stockholder Litigation and Appropriate Department Cost Versus Budget

Long-Term Incentives (LTI)

Long-term incentives continue to comprise a very important part of the Company’s executive compensation program. Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated in March 2018 and approved by our stockholders in May 2018 (the “2009 Plan”). The Board approved the further amendment and restatement of the 2009 Plan on March 20, 2020, subject to stockholder approval at this meeting as further described in Proposal 3 beginning on page 68 of this Proxy Statement. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has historically made awards only in the form of non-qualified stock options and both time-based and performance-based restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for LTI compensation.

Beginning in 2017, the Company significantly revised the terms of its LTI awards to its named executive officers. Rather than one-year performance targets for performance-based restricted stock as had been awarded prior to 2017, our named executive officers were granted 50% of their target annual LTI awards in the form of performance-based restricted stock with three-year cumulative performance targets. The Company believes that these changes have made the Company’s LTI program better reflect current governance best practices and have helped to ensure that our executive management team is focused on maximizing the Company’s long-term performance.

2017 Performance-Based Restricted Stock Awards

In March 2017, each of our named-executive officers received performance-based restricted stock awards tied to achieving Cumulative Same-Store Adjusted EBITDA Growth of 10.5% and Cumulative Adjusted EPS of $2.40 during the three-year performance period from January 1, 2017 through December 31, 2019. For each named executive officer, 80% of their award was tied to the attainment of the Cumulative Same-Store Adjusted EBITDA Growth target, and 20% was tied to the achievement of the Cumulative Adjusted EPS target. Each performance target was scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance as illustrated below:

Cumulative Same-Store Adjusted EBITDA Growth Target January 1, 2017 - December 31, 2019		Cumulative Adjusted EPS Target January 1, 2017 - December 31, 2019
Cumulative Same-Store Adjusted EBITDA Growth	% of Same-Store Adjusted EBITDA Shares Earned	Cumulative Adjusted EPS	% of Adjusted EPS Shares Earned
12.6% (120% of target)	200%	$2.88 (120% of target)	200%
10.5% (100% of target)	100%	$2.40 (100% of target)	100%
8.4% (80% of target)	25%	$1.92 (80% of target)	25%
<8.4% (< 80% of target)	0%	<$1.92 (< 80% of target)	0%

  Linear interpolation is used for performance between the points shown in the tables.

While the Company has made progress on many of its financial objectives in 2018 and 2019, for the three-year performance period from January 1, 2017 through December 31, 2019, the Company’s achievement of each of these performance objectives (as set in February 2017) did not reach the minimum level required for any portion of the 2017 performance-based restricted stock awards to our named executive officers to be earned. As a result, consistent with the Company’s pay-for-performance philosophy, the entire 2017 performance-based restricted stock award to each of our named executive officers was forfeited as shown in the table below:

	Cumulative Same-Store Adjusted EBITDA Growth January 1, 2017 - December 31, 2019			Cumulative Adjusted EPS January 1, 2017 - December 31, 2019
	Target		Achieved	Target		Achieved

Named Executive Officer	Shares	Grant Date Fair Value ($9.19/share)	Shares	Shares	Grant Date Fair Value ($9.19/share)	Shares
CEO (Smith)	60,000	$551,400	0	15,000	$137,850	0
EVP/CFO (Aaron)	10,000	$91,900	0	2,500	$22,975	0
President/COO (Hingtgen)	30,000	$275,700	0	7,500	$68,925	0
EVP & General Counsel (Fordham)	16,000	$147,040	0	4,000	$36,760	0
President of Clinical Operations/CMO (Simon)	16,000	$147,040	0	4,000	$36,760	0

2019 Equity-Based Incentive Awards

For 2019, consistent with 2018 and 2017, our named executive officers again received 50% of their target annual LTI awards in the form of performance-based restricted stock with three-year cumulative performance targets. The other 50% of the target annual LTI awards granted to each named executive officer in 2019 was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date.

In 2019 as in recent years, the value of the Company’s target LTI awards was below the 25th percentile of our peer group.

As set forth above, 75% of the LTI award granted to each of our named executive officers in 2019 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officer only to the extent the Company achieves its long-term performance goals and/or the Company’s stock price increases in the future. The Company believes that these changes to the Company’s LTI program properly align our executives’ interests with those of stockholders and help to ensure that our executive management team is focused on maximizing the Company’s long-term performance while continuing to assist in attracting and retaining valuable executive talent.

For 2019, the three-year financial performance targets for the performance-based restricted stock awards granted to all named executive officers included Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth. The Compensation Committee made a determination to include Cumulative Same-Store Net Revenue Growth in place of Adjusted EBITDA Margin Improvement (which was included as a metric for performance-based restricted stock awards made in 2018) to further emphasize growth and to align with the Company’s long-term business strategy.

In addition, for the Chief Executive Officer and Chief Financial Officer only, TSR Percentile Rank was added as an additional three-year financial performance target. As discussed above under “Annual Cash Incentive Compensation (EPIP)” on page 38 of this Proxy Statement, consistent with market practices, one-year TSR performance was removed as a performance target from the Chief Executive Officer’s and Chief Financial Officer’s cash incentive compensation award for 2019. The Compensation Committee believes that focusing on the long-term performance of the Company’s stock and tying that to our Chief Executive Officer’s and Chief Financial Officer’s long-term incentive compensation better aligns the interest of our most senior executives with that of our stockholders while the Company continues to execute on its long-range strategic plan. The 2019 LTI awards to our named executive officers are further illustrated in the following table:

	Time-based Restricted Stock	Performance-based Restricted Stock	Non-Qualified Stock Options
Weighting	25%	50%	25%
Objectives

•  Drive behaviors to create value for stockholders by linking executive compensation to stock price performance

•  Encourage retention

•  Result in actual share ownership (thereby supporting the Company’s stock ownership guidelines)

•  Align executives’ interests with the interests of stockholders

•  Reinforce the critical objective of building stockholder value over the long term

•  Focus management attention upon the execution of our long-term business strategy

•  Provide a direct link between executive officer compensation and the potential future increases in stock value delivered to stockholders

•  Inherently performance-based, as option holders only realize benefits if the value of our stock increases following the grant date

Performance Conditions	N/A

For the CEO and CFO only:

•  40%: Cumulative Same-Store Adjusted EBITDA Growth (as defined below)

•  40%: Cumulative Same-Store Net Revenue Growth (as defined below)

•  20% TSR Percentile Rank

For all other named executive officers:

•  50%: Cumulative Same-Store Adjusted EBITDA Growth (as defined below)

•  50%: Cumulative Same-Store Net Revenue Growth (as defined below)

N/A
Vesting	Vest in three equal installments on the first, second, and third anniversaries of the grant date	Three-year performance period (January 1, 2019 through December 31, 2021). Cliff vest on third anniversary of grant date following certification of results.	Vest in three equal installments on the first, second, and third anniversaries of the grant date. Expire 10 years after the date of grant.
Payout	Participant acquires unrestricted shares of common stock upon vesting

Payment made in unrestricted shares of common stock based on actual performance

•  Payouts at 25% of target for achievement of 80% of EBITDA Growth and/or Net Revenue Growth goals

•  Maximum performance capped at 200% of target for achievement of 120% of EBITDA Growth and/or Net Revenue Growth goals

•  Payouts at 25% of target for achievement of 25th percentile of TSR Percentile Rank goal (CEO and CFO only)

•  Maximum performance capped at 200% of target for achievement of 75th percentile of TSR Percentile Rank goal (CEO and CFO only)

Upon exercise, participant acquires common stock at the exercise price of $4.99 per share.

The following table illustrates the potential vesting on the third anniversary of the grant date of the portion of the 2019 performance-based restricted stock awards allocated to each performance objective based on various levels of achievement of that performance objective:

Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth Improvement		TSR Percentile Rank (CEO and CFO only)
% of Target Achieved	% of Granted Shares Earned	Percentile Rank	% of Granted Shares Earned
120%	200%	75th Percentile	200%
100%	100%	50th Percentile	100%
80%	25%	25th Percentile	25%
< 80%	0%	< 25th Percentile	0%

  Linear interpolation is used for performance between the points shown in the tables.

For purposes of determining the level of achievement for each portion of the performance-based awards, the determination of the level of achievement for Cumulative Same-Store Adjusted EBITDA Growth, Cumulative Same-Store Net Revenue Growth and TSR Percentile Rank (for Chief Executive Officer and Chief Financial Officer only), as applicable, during the Performance Period, will be determined independently from each other and will not impact the determination of the level of achievement for the other portions of the award.

To the extent that the performance objectives are attained, the restrictions will lapse on the portion of the award subject to that performance objective on the third anniversary of the grant date, provided that the grantee continues to be employed on such date, subject to certain exceptions. To the extent that the minimum performance objective achievement (80% for Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth; 25th percentile for TSR Percentile Rank (for Chief Executive Officer and Chief Financial Officer only)) is not attained, the portion of the award subject to that performance objective will be forfeited in its entirety.

The following definitions will be used in determining achievement of the three-year performance targets for all performance-based restricted stock award recipients:

“Same-Store Adjusted EBITDA” for any fiscal year means Adjusted EBITDA as defined in the Company’s Annual Report on Form 10-K, related to those hospitals to the extent the Company operated them in both comparable periods, excluding those hospitals that have been previously classified as discontinued operations for accounting purposes. In addition, Same-Store Adjusted EBITDA excludes Adjusted EBITDA from hospitals divested or closed during the year of measurement, as well as, the comparable prior year. Same-Store Adjusted EBITDA will be adjusted to exclude the effect of adverse or delayed federal, state or local governmental or regulatory action with regard to the Affordable Care Act, and other items as determined at the discretion of the Compensation Committee.

“Cumulative Same-Store Adjusted EBITDA Growth” over the Performance Period means the sum of each individual year’s Same-Store Adjusted EBITDA Growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Same-Store Adjusted EBITDA at the end of the year less (B) the Company’s Same-Store Adjusted EBITDA for the prior period, and the denominator of which is the Same-Store Adjusted EBITDA for the prior period. To the extent that the Cumulative Same-Store Adjusted EBITDA Growth exceeds or falls short of the Cumulative Same-Store Adjusted EBITDA Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-years Same-Store Adjusted EBITDA results divided by the sum of the three-year Same-Store Adjusted EBITDA targets.

“Same-Store Adjusted EBITDA Target” means the Cumulative Three-Year Same-Store Adjusted EBITDA Growth Target, as approved by the Compensation Committee.

“Same-Store Net Revenue” for any fiscal year means Net Revenue as defined in the Company’s Annual Report on Form 10-K, related to those hospitals to the extent the Company operated them in both comparable periods, excluding those hospitals that have been previously classified as discontinued operations for accounting purposes. In addition, it excludes Net Revenue from hospitals divested during the year of measurement, as well as, the comparable prior year. Same-Store Net Revenue should further be adjusted to exclude the effect of adverse or delayed federal, state or local governmental or regulatory action with regard to the Affordable Care Act, and other items as determined at the discretion of the Compensation Committee.

“Cumulative Same-Store Net Revenue Growth” over the Performance Period means the sum of each individual year’s Same-Store Net Revenue growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Same-Store Net Revenue at the end of the year less (B) the Company’s Same-Store Net Revenue for the prior year, and the denominator of which is the Same-Store Net Revenue for the prior year. To the extent that the Cumulative Same-Store Net Revenue Growth exceeds or falls short of the Cumulative Same-Store Net Revenue Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-year Same-Store Net Revenue results divided by the sum of the three-year Same-Store Net Revenue Growth targets.

“Same-Store Net Revenue Target” means the Cumulative Three-Year Same-Store Net Revenue Growth Target, as approved by the Compensation Committee.

In addition, the following definitions will be used in determining achievement of the three-year TSR Percentile Rank performance target for the Chief Executive Officer and the Chief Financial Officer, only:

“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares on the ex-dividend date.

“Beginning Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the first day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the last day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“TSR Percentile Rank” means the Company’s percentile ranking relative to the members of the S&P Health Care Services Select Industry Index, excluding payors and distribution companies, at the end of the Performance Period based on TSR. TSR Percentile Rank is determined by ordering the relevant S&P Health Care Services Select Industry Index companies, excluding payors and distribution companies, (plus the Company if the Company is not one of the S&P Health Care Services Select Industry Index companies) from highest to lowest based on TSR for the Performance Period and assigning a TSR Percentile Rank to each company, with the TSR Percentile Rank for the company with the highest TSR at 100%, the TSR Percentile Rank for the company with the lowest TSR at 0% and the TSR Percentile Rank for the remaining companies determined based on straight line interpolation.

Retention Award

On December 12, 2017, the Company approved a one-time deferred compensation cash award to Dr. Simon in the amount of $1,200,000. The award was divided into two installment payments, with 40% of the award paid 18 months after the date of issuance and the remaining 60% to be paid 36 months after the date of issuance. The first installment payment was paid in July 2019 and the second installment is scheduled to be paid in January 2021. The Compensation Committee believes this award serves as a key long-term retention device for Dr. Simon as she must remain employed with the Company through the dates set forth above in order to receive the applicable cash payment. Pursuant to the terms of the award, Dr. Simon also agreed to be bound by certain non-competition and non-solicitation restrictions for a one-year period following termination of her employment with the Company.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits described below, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. The plans in which our named executive officers participate include the Supplemental Executive Retirement Plan, as amended and restated January 1, 2009 (the “Original SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. In addition, each of the named executive officers, other than Mr. Smith, currently participate in a Supplemental Executive Retirement Plan, that was effective January 1, 2018 (the “2018 SERP” and, collectively, with the Original SERP, the “SERPs”). The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the Original SERP for the benefit of our officers and key employees of our subsidiaries. The 2018 SERP was adopted by the Company’s Board of Directors effective January 1, 2018. The SERPs are non-contributory non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers these plans and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERPs is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERPs generally provide that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual

Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, in the Original SERP, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. In the 2018 SERP, the “Annual Retirement Benefit” is calculated using the highest three years of the last ten full years of service preceding the participant’s termination of employment (rather than the last five full years as in the Original SERP). In all other respects, the “Annual Retirement Benefit” is calculated in the same manner under both the Original SERP and the 2018 SERP. All participants in the 2018 SERP are also participants in the Original SERP. Upon their retirement, their benefit is calculated under the Original SERP and the 2018 SERP. Participants receive their benefit under the Original SERP. If the calculation under the 2018 SERP would yield any additional benefit, the difference is paid under the 2018 SERP.

Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the Original SERP to be amended to credit Mr. Smith with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. After reaching 25 years of credited service, Mr. Smith received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service, elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. Smith will earn no additional service credit.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERPs will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Since 2009, no Company contributions are made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides limited perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to up to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the company.

Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, and the Senior Vice Presidents. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, Covered Executives with agreements entered into before 2009 will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination under the severance policy. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined). Upon a qualifying termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described in the preceding section, each of the named executive officers is party to a CIC Agreement, which provides for cash severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is fully accelerated for all grants under the Company’s 2009 Plan, and with respect to performance-based restricted stock awards, any performance restrictions lapse at the target amount.

Executive Compensation Policies

Stock Ownership Guidelines

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Required
Chairman/Chief Executive Officer	5.0x
Members of the Board of Directors (including executives)	5.0x
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy (the “Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board, or an appropriate committee of the Board, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee would take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized.

In February 2017, in accordance with the terms of the Settlement Agreement, the Board of Directors revised the Clawback Policy to require that, in the event of a restatement of the Company’s financial statements required under the applicable statutes, rules and regulations of the SEC, the Company will, to the extent permitted by applicable law, require the Company’s Chief Executive Officer and Chief Financial Officer to reimburse the Company for any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by the Chief Executive Officer and Chief Financial Officer, to the extent that the amount of such cash, stock or equity-based award or realized gain during the two (2) year period preceding the date of the restatement exceeded the amounts that would have been paid, granted or realized under the Company’s financial statement(s), as restated. This requirement applies to all awards paid or granted to these individuals from the date of its adoption by the Board.

The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with other applicable laws, including compliance with final SEC clawback rules to be adopted under the Dodd-Frank Act once such final rules have been adopted.

Prohibition on Pledging and Hedging

The Company considers it inappropriate for any director or officer, as well as certain other employees designated under the Company’s insider trading policy, to engage in speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors, officers, and such other designated employees from engaging in transactions in puts, calls or other derivative securities or engaging in any short sale or hedging transaction with respect to the Company’s securities, including through use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

The Company’s insider trading policy also prohibits directors, officers, and other designated employees from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. On a case-by-case basis, the Trading Compliance Committee, consisting of the Chief Financial Officer and the General Counsel, may approve an exception to the prohibition on pledging the Company’s securities as collateral for a loan (not including margin debt) where such individual clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, each member of the Compensation Committee is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer, regularly assesses the risk levels of the Company’s executive compensation program. As part of this assessment, the Compensation Committee reviews the

Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include a compensation mix which is overly weighted toward incentive programs that encourage excessive risk-taking, uncapped or “all or nothing” incentive programs or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s executive compensation Clawback Policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the overall enterprise risk assessment.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. Prior to the Tax Cuts and Jobs Act (“TCJA”) that was signed into law on December 22, 2017, this limitation did not apply to compensation that constituted under applicable regulations “qualified performance-based compensation.”

The TCJA repealed the “qualified performance-based compensation” exception, effective for taxable years beginning after December 31, 2017. The TCJA provided transition relief to preserve this exception for certain contractual arrangements in place as of November 2, 2017. Awards made beginning in our 2018 fiscal year, however, are fully subject to the deduction limits of Section 162(m). These changes will cause more of our compensation to be non-deductible under Section 162(m) in the future and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. While the Compensation Committee considers the tax treatment of compensation paid to our executive officers, the Compensation Committee also believes stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our executive officers, including where the compensation paid to our executive officers may not be fully deductible In this regard, the Compensation Committee has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) of the IRC.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The

Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John A. Clerico, Chair
John A. Fry
Julia B. North

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2019, 2018 and 2017. This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such stock-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
				Restricted Stock Awards ($) (2)	Option Awards ($) (3)

Wayne T. Smith	2019	1,600,000	-	1,178,888	210,263	3,800,000	1,104,448	160,229	8,053,827
Chairman of the Board	2018	1,600,000	-	961,800	-	3,272,000	1,079,836	111,083	7,024,719
and Chief Executive Officer	2017	1,600,000	-	1,378,500	-	812,000	1,055,772	99,720	4,945,992

Tim L. Hingtgen	2019	935,036	-	842,063	173,250	1,416,525	775,074	15,996	4,157,944
President and	2018	900,000	-	687,000	-	1,233,000	147,396	15,846	2,983,242
Chief Operating Officer	2017	800,000	-	689,250	-	312,000	393,318	15,258	2,209,826

Thomas J. Aaron	2019	700,027	-	561,375	115,500	952,000	-	22,620	2,351,522
Executive Vice President	2018	675,000	-	458,000	-	745,875	927	22,470	1,902,272
and Chief Financial Officer	2017	646,875	25,000	413,150	-	646,875	-	17,344	1,749,244

Lynn Simon, MD	2019	566,544	480,000	392,963	80,850	565,106	589,257	27,741	2,702,461
President of Clinical Operations	2018	550,021	-	320,600	-	484,000	109,977	22,470	1,487,068
and Chief Medical Officer	2017	550,021	-	367,600	-	294,750	228,752	22,375	1,463,498

Benjamin C. Fordham	2019	583,463	-	392,963	80,850	666,580	537,288	41,788	2,302,932
Executive Vice President	2018	561,000	-	320,600	-	614,295	250,011	41,767	1,787,673
and General Counsel	2017	537,500	25,000	551,000	-	277,938	290,825	26,162	1,708,425

(1)

Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. Total cash-based compensation for the year ended December 31, 2019 was as follows: Mr. Smith, $5,400,000; Mr. Hingtgen, $2,351,561; Mr. Aaron, $1,652,027; Dr. Simon, $1,611,650 and Mr. Fordham, $1,250,043.

(2)

The dollar amounts shown in this column represent the fair value of restricted shares (including both time-based and performance-based restricted shares) on their respective grant dates. The fair value of these restricted shares on the respective grant dates were as follows: March 1, 2019 ($4.99) per share; March 1, 2018 ($4.58) per share; and March 1, 2017 ($9.19) per share. The grant date fair value of performance-based restricted shares included in the table above was computed in accordance with ASC 718 and assumes performance conditions are achieved at the target (100%) performance level. Assuming the highest level of performance conditions are achieved with respect to the 2019 performance-based restricted stock awards (which would result in vesting at a 200% performance level), the stock award values for 2019 would be as follows: Mr. Smith ($1,964,813); Mr. Hingtgen ($1,403,438); Mr. Aaron ($935,625); Dr. Simon ($654,938)

and Mr. Fordham ($654,938). The market value for the restricted stock awards on their respective first vesting dates was as follows: $4.99 per share on March 1, 2019 for awards granted on March 1, 2018; $4.58 per share on March 1, 2018 for awards granted on March 1, 2017; and $9.19 per share on March 1, 2017 for shares granted on March 1, 2016.

(3)

The dollar amounts in this column represent the grant date fair value of options using the Black Scholes option pricing model. For options granted on March 1, 2019, the Black Scholes price per option for Wayne Smith was $2.67 per share and for all other officers it was calculated to be $3.08 per share. Assumptions used in calculating the value of options are described in Note 2 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2020. No options were granted in 2018 and 2017.

(4)

Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2019, 2018 or 2017.

(5)

All Other Compensation for the year ended December 31, 2019 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on page 49 of this Proxy Statement):

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Wayne T. Smith	3,780	8,400	55,571	84,449	8,029
Tim Hingtgen	2,214	8,400	5,382	-	-
Thomas J. Aaron	4,158	8,400	10,062	-	-
Lynn Simon, MD	3,897	8,400	15,444	-	-
Benjamin C. Fordham	3,640	8,400	29,748	-	-

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2019 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2019. There can be no assurance that the grant date fair value of restricted stock awards will ever be realized.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Wayne T. Smith	-		-	3,600,000	4,800,000	-	-	-	-	-	-	-
	3/1/2019	(1)		-	-		157,500	315,000	-	-	-	785,925
	3/1/2019	(2)		-	-		-	-	78,750	-	-	392,963
	3/1/2019	(3)		-	-		-	-	-	78,750	4.99	210,263
Tim L. Hingtgen			-	1,309,000	1,870,000	-	-	-	-	-	-	-
	3/1/2019	(1)		-	-		112,500	225,000	-	-	-	561,375
	3/1/2019	(2)		-	-		-	-	56,250	-	-	280,688
	3/1/2019	(3)		-	-		-	-	-	56,250	4.99	173,250
Thomas J. Aaron			-	875,000	1,225,000	-	-	-	-	-	-	-
	3/1/2019	(1)		-	-		75,000	150,000	-	-	-	374,250
	3/1/2019	(2)		-	-		-	-	37,500	-	-	187,125
	3/1/2019	(3)		-	-		-	-	-	37,500	4.99	115,500
Lynn Simon, MD			-	594,848	849,783	-	-	-	-	-	-	-
	3/1/2019	(1)		-	-		52,500	105,000	-	-	-	261,975
	3/1/2019	(2)		-	-		-	-	26,250	-	-	130,988
	3/1/2019	(3)		-	-		-	-	-	26,250	4.99	80,850
Ben Fordham			-	554,268	875,160	-	-	-	-	-	-	-
	3/1/2019	(1)		-	-		52,500	105,000	-	-	-	261,975
	3/1/2019	(2)		-	-		-	-	26,250	-	-	130,988
	3/1/2019	(3)		-	-		-	-	-	26,250	4.99	80,850

(1)

For named executive officers other than Mr. Smith and Mr. Aaron, lapsing of the performance-based restrictions with respect to this March 1, 2019 grant of restricted stock is based 50% on the attainment of a pre-determined level of Cumulative Same-Store Adjusted EBITDA Growth and 50% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth for the three-year period beginning January 1, 2019 and ending on December 31, 2021. For Mr. Smith and Mr. Aaron, lapsing of the performance-based restrictions with respect to this March 1, 2019 grant of restricted stock is based 40% on the attainment of a pre-determined level of Cumulative Same-Store Adjusted EBITDA Growth, 40% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth, and 20% on the attainment of TSR Percentile Rank for the three-year period beginning January 1, 2019 and ending on December 31, 2021. The performance-based awards vest on the third anniversary of the grant date and can potentially vest as low as 0% for underachievement (as reflected in the threshold column) or as high as 200% for overachievement (as reflected in the maximum column).

(2)	The time-based restrictions with respect to this March 1, 2019 grant of restricted stock will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(3)	The time-based restrictions with respect to this March 1, 2019 option award will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(4)

Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2019 fiscal year. The grant date fair value of each restricted share granted on March 1, 2019 is $4.99. The closing market price of the shares of our Common Stock on December 31, 2019, the last trading day of the Company’s fiscal year, was $2.81. Each stock option was valued on the grant date using the Black Scholes option pricing model. For options granted on March 1, 2019, the Black Scholes price per option for Mr. Smith was $2.67 per share and for all other officers it was calculated to be $3.08 per share.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2019 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Wayne T. Smith	50,000	-	-	$30.3200	2/23/2020
	50,000	-	-	$34.3800	2/22/2021
	40,000	-	-	$17.4900	2/15/2022
	-	78,750		$4.9900	2/28/2029	173,750	488,238	337,500	948,375
Tim L. Hingtgen	1,000	-	-	$30,3200	2/23/2020
	1,000	-	-	$34.3800	2/22/2021
	334	-	-	$17.4900	2/15/2022
	-	56,250		$4.9900	2/28/2029	118,750	333,688	225,000	632,250
Thomas J. Aaron	-	-	-
		37,500		$3.0800	2/28/2029	81,668	229,487	137,500	386,375
Lynn Simon, MD	5,000	-	-	$28.1700	12/7/2020
	5,000	-	-	$34.3800	2/22/2021
	4,000	-	-	$17.4900	2/15/2022
	-	26,250		$4.9900	2/28/2029	56,251	158,065	107,500	302,075
Benjamin C. Fordham	-	26,250	-	$4.9900	2/28/2029	62,918	176,800	107,500	302,075

(1)	These options were fully vested as of December 31, 2019.

(2)

These options were unexercisable as of December 31, 2019. Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(3)	This column includes the following restricted stock awards that were subject to time-based vesting restrictions at December 31, 2019:

Name	Date Granted	Time-Based Restricted Shares

Wayne T. Smith	3/1/2017	25,000
	3/1/2018	70,000
	3/1/2019	78,750
Tim L. Hingtgen	3/1/2017	12,500
	3/1/2018	50,000
	3/1/2019	56,250
Thomas J. Aaron	3/1/2017	4,167
	6/1/2017	6,667
	3/1/2018	33,334
	3/1/2019	37,500
Lynn Simon, MD	3/1/2017	6,667
	3/1/2018	23,334
	3/1/2019	26,250
Benjamin C. Fordham	3/1/2017	6,667
	6/1/2017	6,667
	3/1/2018	23,334
	3/1/2019	26,250

Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(4)	Market value is calculated based on the closing market price of shares of the Company’s Common Stock on December 31, 2019, the last trading day of the Company’s fiscal year, of $2.81 per share.

(5)

This column includes the 2017, 2018, and 2019 performance-based restricted stock awards. The performance-based awards vest on the third anniversary of the respective grant date and can potentially vest as low as 0% for underachievement or as high as 200% for overachievement.    In accordance with SEC disclosure rules, the number of shares reflected in the table is based on an assumed achievement at the target (100%) performance level for the 2017, 2018 and 2019 performance based awards. However, for the three-year performance period from January 1, 2017 through December 31, 2019, the Company’s achievement of the performance objectives did not reach the minimum level required for any portion of the 2017 performance-based stock awards to our named executive officers to be earned. As a result, the entire 2017 performance-based restricted stock award to each of our named executive officers was forfeited as shown in the table below:

	Cumulative Same-Store Adjusted EBITDA Growth January 1, 2017 - December 31, 2019		Cumulative Adjusted EPS January 1, 2017 - December 31, 2019
Named Executive Officer	Target Award (shares)	Actual Award (shares)	Target Award (shares)	Actual Award (shares)
Wayne T. Smith	60,000	0	15,000	0
Thomas J. Aaron	10,000	0	2,500	0
Tim L. Hingtgen	30,000	0	7,500	0
Lynn Simon, MD	16,000	0	4,000	0
Benjamin C. Fordham	16,000	0	4,000	0

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of restricted stock awards that vested during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Wayne T. Smith	-	-	66,714	548,900
Tim L. Hingtgen	-	-	67,501	315,830
Thomas J. Aaron	-	-	94,517	364,292
Lynn Simon, MD	-	-	30,000	149,700
Benjamin C. Fordham	-	-	31,667	142,484

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our common stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2019, including the number of years of service credited to each such named executive officer. Under the Company’s SERPs, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2020.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last ten full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wayne T. Smith	SERP	30.00	49,561,584	-
Tim L. Hingtgen	SERP	5.92	1,525,678	-
Thomas J. Aaron — Retired	SERP	0.00	-	-
Lynn Simon, MD	SERP	9.00	1,918,186	-
Benjamin C. Fordham	SERP	7.83	1,528,783	-

(1)

Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Deferred Compensation Benefits” on page 47 of this Proxy Statement, under the Original SERP, Mr. Smith was formerly credited with two years of service for each year of actual service. This component of the Original SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith has received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service, previously elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. Smith will earn no additional service credit.

Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Since 2009, the Company has not contributed to this plan. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings(Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Wayne T. Smith	-	844,682	-	9,352,110
Tim Hingtgen	-	37,131	-	197,923
Thomas J. Aaron(4)	-	-	-	-
Lynn Simon, MD(4)	-	-	-	-
Benjamin C. Fordham(4)	-	-	-	-

(1)	No contributions were made to the Deferred Compensation Plan during 2019.

(2)	Reflects investment earnings for 2019.

(3)	Reflects plan balance as of December 31, 2019.

(4)	Thomas J. Aaron, Lynn Simon, MD, and Benjamin C. Fordham are not participants in the Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers (other than Mr. Aaron, who retired on December 31, 2019 and entered into a consulting agreement) upon termination of employment or a change in control under our existing plans, agreements and policies. These amounts are the incremental or enhanced amounts that a named executive officer would receive that are in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2019. The closing price of the Company’s Common Stock was $2.81 on that date.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Wayne T. Smith
Voluntary termination	-	-	-	49,561,584	-	-	-	49,561,584
Involuntary termination	7,000,000	-	1,225,863	49,561,584	21,077	-	-	57,819,549
Change in control of the company	16,200,000	-	1,225,863	49,561,584	31,615	25,000	-	67,055,087

Tim L. Hingtgen
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	3,286,597	-	860,563	-	37,068	-	-	4,184,228
Change in control of the company	7,054,683	-	860,563	5,300,706	55,602	25,000	-	13,296,554

Thomas J. Aaron – Retired
Voluntary termination (a)	-	-	-	-	-	-	-	-
Involuntary termination – n/a	-	-	-	-	-	-	-	-
Change in control of the company – n/a	-	-	-	-	-	-	-	-

Lynn Simon, MD
Voluntary termination	-	-	-	2,353,231	-	-	-	2,353,231
Involuntary termination	1,698,194	-	403,940	2,353,231	21,077	-	-	4,476,442
Change in control of the company	3,484,246	-	403,940	3,671,857	31,615	25,000	-	7,616,658

Benjamin C. Fordham
Voluntary termination	-	-	-	1,551,922	-	-	-	1,551,922
Involuntary termination	1,833,506	-	422,675	1,551,922	30,405	-	-	3,838,508
Change in control of the company	3,750,129	-	422,675	2,367,484	45,607	25,000	-	6,610,895

(a)

Subject to the consulting agreement described on page 26 of this Proxy Statement, Mr. Aaron did not receive any payments or acceleration of equity in connection with his retirement on December 31, 2019.

Below is a discussion of the estimated payments and/or benefits under four events:

1.

Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.

Retirement, as defined in the various plans and agreements. The benefits to the named executive officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above.

3.

Involuntary Termination, which includes a termination other than for cause, (including any termination by the Company without cause and any termination due to death or disability) but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each named executive officer has outstanding LTI awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his or her employment prior to being eligible for retirement, or the Company terminates his or her employment for cause, his or her unvested restricted stock will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would be forfeited and unvested time-based and performance-based restricted stock would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her time-based restricted stock award will vest on the later of (1) the first anniversary of the grant date or (2) the date of termination. If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines the extent to which the performance objective has been obtained. If attained, then the restrictions on the entire award will lapse on the third anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award will lapse immediately). If the performance objective is not attained, the award will be forfeited in its entirety. If a named executive is terminated by the Company as a result of such officer’s death or disability, all shares of restricted stock (with respect to time-based restricted stock) and the target number of shares of restricted stock (with respect to performance-based restricted stock) which have not become vested will vest, and the restrictions thereon will lapse as of the date of such termination. The value of unvested restricted stock that would become fully vested for each of the named executive officers (with respect to performance-based restricted stock, assuming 100% attainment of the related performance objective) is presented in the above table.

With respect to stock options, if a named executive officer’s employment is terminated for any reason other than disability, death or for cause, the vested portion of such stock option would be exercisable for a period of three months following termination after which time the option would automatically terminate. If a named executive officer’s employment is terminated for disability, all options would immediately vest and become exercisable and would be exercisable for a period of 12 months following termination, after which time the option would automatically terminate. If a named executive officer’s employment is terminated due to death (or death occurs within three months after termination), the option would immediately vest and would be exercisable by the beneficiary thereof (by will or laws of descent) for a period of 12 months following death, after which time the option would automatically terminate.

Change in Control of the Company.  The value of unvested restricted stock and stock options that would become fully vested for each of the named executive officers is presented in the above table (although this chart reflects such full vesting, the Company’s Amended and Restated 2009 Stock Option and Award Plan provides that these equity awards held by named executive officers will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Retirement.  In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of change in control of the company, the lump sum value of payments to each of the named executive officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2019 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

As described in additional detail above under “Non-Qualified Deferred Compensation,” certain of the named executive officers also participate in the Deferred Compensation Plan. Distributions of plan balances will occur in accordance with the terms of the plan following the date on which the participant is entitled to receive the distribution.

Excise Tax Gross-Up

Named executive officers (if a party to a CIC Agreement entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. The value of these “gross-up” payments for each of the named executive officers is presented in the above table. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer. Set forth below is a brief description of our methodology and the resulting CEO pay ratio.

Measurement Date

In 2019, the prior year’s median employee terminated employment. Therefore, as permitted by the SEC, we identified an alternate median employee with comparable pay as the median employee for 2019 using our employee population on December 31, 2019. As of such date, our employee population consisted of approximately 80,000. This population consisted of our full-time, part-time and temporary employees.

Consistently Applied Compensation Measure (CACM)

Under SEC rules, we identified the median employee by use of a “consistently applied compensation measure,” or CACM. We selected base salary as of the measurement date as our CACM, which we believe reasonably reflects the annual compensation of our employees. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. No material assumptions or estimates were made to identify the median employee or determine total annual compensation.

Annual total compensation for both the Chief Executive Officer and the median employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for our Chief Executive Officer includes both the amount reported in the “Total” column of our 2019 Summary Compensation Table of $8,053,827 and the estimated value of our CEO’s health and welfare benefits of $10,583. Our median employee compensation as calculated using Summary Compensation Table requirements (including the estimated value of health and welfare benefits) was $53,461. Therefore, our CEO to median employee pay ratio is 151:1.

PROPOSAL 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN (AS PREVIOUSLY AMENDED AND RESTATED), APPROVED BY THE BOARD ON MARCH 20, 2020 (SUBJECT TO STOCKHOLDER APPROVAL)

General

The Board of Directors proposes that the stockholders approve the amendment and restatement of our 2009 Stock Option and Award Plan as previously amended and restated (the “2009 Plan”) which was approved by the Board on March 20, 2020, subject to stockholder approval at this meeting. Our Board is seeking stockholder approval of the amendment and restatement of the 2009 Plan in accordance with the rules of the New York Stock Exchange.

This proposed amendment and restatement of the 2009 Plan (the “Amended and Restated 2009 Plan” or the “Plan”) would increase the number of shares available for options and awards by 9,000,000. Prior to giving effect to this amendment and restatement, 1,316,801 shares of our Common Stock were available for issuance as of March 1, 2020 under the 2009 Plan. Accordingly, if this proposal is approved by our stockholders, there would be 10,316,801 shares of our Common Stock available for issuance under the Amended and Restated 2009 Plan, less any shares subject to options or awards granted since March 1, 2020. The Amended and Restated 2009 Plan (like the 2009 Plan) provides that in the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, performance-based shares or units, and other share awards), such awards will reduce the number of shares available under the Amended and Restated 2009 Plan by 1.52 shares for each share awarded. For a summary of significant terms of the Amended and Restated 2009 Plan, see below under “Summary of Amended and Restated 2009 Plan.”

The Board of Directors believes that the Amended and Restated 2009 Plan is necessary to continue to enable the Company to attract, motivate and retain officers, employees, directors and consultants with appropriate experience and to increase the grantees’ alignment of interest with the stockholders. Based on the Company’s recent grant practices, the requested increase in the number of shares available for options and awards under the Amended and Restated 2009 Plan is expected to provide the Company with enough shares to make equity grants to its officers, employees, directors and consultants through March 2022.

Our Board of Directors initially adopted the 2009 Plan in March 2009, and our stockholders approved the 2009 Plan in May 2009, at the Annual Meeting of Stockholders. Our Board of Directors subsequently adopted an amended and restated 2009 Plan in each of March 2011, 2013, 2014, 2016 and 2018. In each case, the stockholders approved the amended and restated 2009 Plan at the next Annual Meeting of Stockholders the following May. The 2009 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the IRC and for the grant of stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based shares or units, and other share awards.

If the Company’s stockholders do not approve the Amended and Restated 2009 Plan, compensatory grants may continue to be made under the 2009 Plan to the extent that shares of common stock remain available for grant under the 2009 Plan. However, unless the proposed amendment is approved, the remaining shares available for grant under the 2009 Plan are significantly less than what will be needed to grant awards in March 2021 to the executives and other employees of the Company consistent with our compensation philosophy and historic grant practices. The 2009 Plan is the only plan under which we are currently authorized to make equity awards.

Historical Share Usage and Overhang

We manage our long-term dilution by considering the number of shares subject to equity awards that we grant annually in proportion to the Company’s outstanding shares, referred to as burn rate. Burn rate is a key measure of dilution that shows the percentage of a company’s outstanding shares that are granted pursuant to equity awards in a given year; it does not take into account cancellations and other shares returned to the reserve. We believe our historical share utilization rate has been prudent and mindful of stockholder interests.

The following table sets forth information regarding awards granted in each of our last three fiscal years, and the corresponding gross burn rate (which does not take into account award cancellations under the 2009 Plan).

Fiscal Year	Options Granted	Full-Value Awards Granted (1)	Total Granted	Weighted Average # of Common Shares Outstanding	Burn Rate (2)
2019	658,500	2,295,612	2,954,112	113,739,046	2.60%
2018	0	2,283,944	2,283,944	112,728,274	2.03%
2017	0	1,612,988	1,612,988	111,769,821	1.44%
3-yr average	219,500	2,064,181	2,283,681	112,745,714	2.03%

(1)

Full value awards consist of time-based and performance-based restricted shares and time-based restricted stock units granted to employees, officers and directors during the applicable fiscal year, with all performance-based restricted shares being valued at the target (100%) performance level at the time of grant.

(2)	Burn rate is calculated as (A) the number of options granted, plus (B) the number of full-value shares awarded, divided by (C) the weighted average common shares outstanding.

An additional metric that we use to measure the cumulative impact of our equity program is potential overhang. We calculate overhang as (A) the total number of shares subject to outstanding equity awards (valuing all unvested performance-based awards at the target (100%) performance level), plus (B) the number of shares available for grant, divided by (C) the total common shares outstanding plus A plus B. Overhang measures the potential dilutive effect of all outstanding equity awards and shares available for future grants. The Company’s overhang as of March 1, 2020 was 6.3%. If the additional 9,000,000 shares under the 2009 Amended and Restated Plan are included in the calculation, the Company’s overhang as of such date would be 12.5%.

As of March 1, 2020, there were 4,813,334 full-value awards outstanding (valuing all unvested performance-based awards at the target (100%) performance level) and 1,898,697 shares of Company common stock issuable pursuant to outstanding stock options with a weighted-average exercise price of $17.27 per share and a weighted-average remaining term of 8.2 years. Other than the foregoing, no other awards under our equity compensation plans were outstanding as of March 1, 2020. As of March 1, 2020, the closing price of a share of the Company’s common stock on the New York Stock Exchange was $4.93 per share and 119,678,238 shares of Company common stock were outstanding.

In determining to adopt the Amended and Restated 2009 Plan and to recommend the Amended and Restated 2009 Plan to our stockholders, the Board considered various factors, including the number and type of awards that have been made by us under the 2009 Plan, our anticipated burn rate, our potential overhang if the Amended and Restated 2009 Plan is approved by our stockholders, the current and future accounting expense associated with our equity award practices, and the influence and guidelines of certain proxy advisory firms.

Summary of Amended and Restated 2009 Plan

The following is a summary of the significant terms of the Amended and Restated 2009 Plan. The summary is qualified in its entirety by reference to the full text of the plan, a copy of which is attached to this Proxy Statement as Annex B.

Plan Highlights

•	10,316,801 shares of our Common Stock would be available for issuance under the plan (less any shares subject to options or awards granted since March 1, 2020);

•

Administered by the Compensation Committee, which is composed entirely of “independent directors” within the meaning of NYSE independence requirements, and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

•	Full-value awards (i.e. any award other than a stock option, stock appreciation right, or similar award) count against the maximum share limit as 1.52 shares for every one share issued;

•	Awards may not be made after March 19, 2030, and the exercise term of stock options and stock appreciation rights may be no more than 10 years from the grant date;

•	No re-pricing of “underwater” stock options and stock appreciation rights without stockholder approval;

•	Other than in connection with any change in the Company’s capitalization, the exercise price of an option or SAR may not be less than the fair market value of our stock on the grant date;

•

No dividends will be paid with respect to restricted stock awards or other equity awards that do not vest, and no dividend equivalents rights will be granted or paid on unexercised stock options, unexercised SARS, or with respect to restricted stock unit (or similar) awards that do not vest or settle;

•

Following approval of the Amended and Restated 2009 Plan, no portion of any award granted will vest prior to one year from the grant date (subject to limited exceptions, including an exception for grants of awards constituting up to 5% of the awards authorized under the plan);

•

No “liberal share recycling” methods (i.e., the following shares will not again become available for awards under the plan): (1) shares withheld to pay taxes on any award, (2) the excess of the number of shares subject to any SAR over the number of shares actually issued in settlement thereof, (3) shares tendered to pay for option exercise prices or withholding taxes, and (4) shares purchased on the open market using option exercise proceeds);

•

No “liberal change of control” definitions, such as permitting acceleration of equity awards prior to consummation of a change of control transaction (e.g., mere announcement or commencement of a tender or exchange offer);

•	All awards under the plan are subject to forfeiture or other clawback in certain circumstances; and

•	Annual grant date fair value limit on equity awards which may be granted to any non-employee directors in any calendar year.

The Amended and Restated 2009 Plan would increase the shares of Common Stock currently available for issuance under the 2009 Plan as reflected above and extend the term of the 2009 Plan (which currently expires in 2028) until 2030. In addition, as noted above, the Amended and Restated 2009 Plan includes a provision (not included in the 2009 Plan) which provides that no portion of awards granted under the Amended and Restated 2009 Plan will vest prior to one year from the grant date

(subject to limited exceptions, including an exception for grants of awards constituting up to 5% of the awards authorized under the plan). Except as noted above, the significant terms of the Amended and Restated 2009 Plan are substantially similar to the current 2009 Plan.

Purpose

The purpose of the plan is to provide the Company with a market competitive tool to attract, motivate, and retain employees, officers, consultants and directors to successfully execute our business strategy.

Administration

The plan is administered by the Compensation Committee. The Compensation Committee has the authority under the plan, among other things, to select the individuals to whom awards will be granted, to determine the type, size, purchase price and other terms and conditions of awards, and to construe and interpret the plan and any awards granted under the plan. Furthermore, except with respect to participants who are subject to Section 16 of the Exchange Act, the Compensation Committee may generally delegate to one or more officers of the Company the authority to grant options or awards and/or to determine the number of shares subject to each such option or award. All decisions and determinations by the Compensation Committee in the exercise of its power are final, binding and conclusive.

Eligible Individuals

Generally, officers, employees, directors and consultants of the Company or any of our subsidiaries are eligible to participate in the plan, subject to the discretion of the Compensation Committee. As of March 20, 2020, approximately 80,000 employees (including the Company’s executive officers as disclosed herein) and directors (on a collective basis) were eligible to participate in the plan.

Shares Subject to Plan

Prior to the amendment and restatement of the plan in March 2020, approximately 1,316,801 shares of our Common Stock remained available for grants under the plan as of March 1, 2020. The Board of Directors amended and restated the plan on March 20, 2020 to, among other things, increase the number of shares available for such grants by an additional 9,000,000 shares. Thus, subject to the approval of our stockholders, the Amended and Restated 2009 Plan will have available a total of approximately 10,316,801 shares for future grants, less any shares subject to options or awards granted after March 1, 2020.

In the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, performance-based shares or units, and other share awards), such awards will reduce the number of shares available under the plan by 1.52 shares for each share awarded. The Amended and Restated 2009 Plan also provides that, in no event will any member of our Board of Directors who is not also an employee of the Company or a subsidiary of the Company, receive a grant of options or awards with an aggregate grant date fair value in excess of $800,000 in any calendar year. In addition, no more than 2,000,000 shares may be issued upon the exercise of incentive stock options under the plan.

Shares subject to awards that expire, are canceled, are settled for cash, are forfeited, or otherwise terminate for any reason without having been exercised or without payment having been made in respect of the award (or any portion thereof) will again be available for issuance under the plan; with regard to shares that are subject to awards of restricted stock, restricted stock units, performance-based shares or units, and other awards that are granted as “full-value awards,” for each share that is cancelled, forfeited, settled in cash or otherwise terminated, 1.52 shares may again be the subject of options or awards under the plan. In the event of any increase or reduction in the number of shares, or any change (including a change in value) in the shares or an exchange of shares for a different number or kind of shares of the Company or another corporation by reason of, among other things, a recapitalization, merger, reorganization, spin-off, split-up, stock dividend or stock split, the Compensation Committee will appropriately adjust the maximum number and class of Common Stock issuable under the plan, the number of shares of Common Stock or other securities which are subject to outstanding awards, and/or the exercise price applicable to any of such outstanding awards. Notwithstanding the foregoing, the following shares will not again became available for awards under the plan: (1) shares withheld to pay taxes on any award, (2) the excess of the number of shares subject to any SAR over the number of shares actually issued in settlement thereof, (3) shares tendered to pay for option exercise prices or withholding taxes, and (4) shares purchased on the open market using option exercise proceeds.

Unless otherwise determined by the Compensation Committee, in no event shall an option or award to a participant other than a non-employee director not subject to performance-based conditions have a vesting schedule resulting in such option or award vesting in full prior to the third anniversary of the grant date. For purposes of clarity, this restriction will not prohibit any option or award from having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Compensation Committee, so long as such option or award does not vest in full prior to the third anniversary of the grant date. Notwithstanding the foregoing, in no event shall any portion of an option or award to a participant vest prior to the first anniversary of the grant date; provided, that the foregoing minimum vesting requirement will not apply to (i) any vesting in connection with any death, disability, termination of employment or service without cause or for good reason, or a change in control, or (ii) options or awards granted up to a maximum of five percent of the shares of Common Stock authorized for issuance for future grants pursuant to Section 4.1(c) of the plan.

Types of Awards Available

Stock Options

The Compensation Committee may grant both non-qualified stock options and incentive stock options within the meaning of Section 422 of the IRC, the terms and conditions of which will be set forth in an option agreement; provided, however, that incentive stock options may only be granted to eligible individuals who are employees of the Company or its subsidiaries. The Compensation Committee has complete discretion in determining the number of shares that are to be subject to options granted under the plan and whether any such options are to be incentive stock options or non-qualified stock options.

The exercise price of any option granted under the plan will be determined by the Compensation Committee. However, the exercise price of any option granted under the plan may not be less than the fair market value of a share of our Common Stock on the date of grant. The fair market value of a share of our Common Stock on any date generally will be the closing sales price of a share of such Common Stock as reported by the New York Stock Exchange on that date.

The duration of any option granted under the plan will be determined by the Compensation Committee. Generally, however, no option may be exercised more than ten (10) years from the date of grant.

The Compensation Committee also has the discretion to determine the vesting schedule of any options granted under the plan and may accelerate the exercisability of any option (or portion of any option) at any time. The Compensation Committee may not grant dividend equivalent rights with respect to unexercised options.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights either alone or in conjunction with a grant of an option. In conjunction with an option, a stock appreciation right may be granted either at the time of grant of the option or at any time thereafter during the term of the option, and will generally cover the same shares covered by the option and be subject to the same terms and conditions as the related option. In addition, a stock appreciation right granted in conjunction with an option may be exercised at such time and only to the extent that the related option is exercisable. Any exercise of stock appreciation rights will result in a corresponding reduction in the number of shares available under the related option. In the event that the related option is exercised instead, a corresponding reduction in the number of shares available under the stock appreciation right will occur.

Upon exercise of a stock appreciation right which was granted in connection with or independently of an option, a grantee will generally receive a payment equal to the excess of the fair market value of a share of our Common Stock on the date of the exercise of the right over the per share exercise price under the related option, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

A stock appreciation right may be granted at any time and, if independent of an option, may be exercised upon such terms and conditions as the Compensation Committee, in its sole discretion, imposes on the stock appreciation right. However, the stock appreciation right may, generally, not have a duration that exceeds ten (10) years. The Compensation Committee is required to set the value of a stock appreciation right granted independent of an option on the grant date, and such value may not be lower than the fair market value of a share of our Common Stock on the grant date.

Notwithstanding the foregoing, the Compensation Committee may limit the amount payable with respect to a grantee’s stock appreciation right (whether granted in conjunction with an option or not), by including such limit in the agreement evidencing the grant of the stock appreciation right at the time of grant. The Compensation Committee has the discretion to dictate the disposition of any stock appreciation right (to be set forth in the agreement).

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units may be awarded under the plan, which will be evidenced by a restricted stock or restricted stock unit agreement, as applicable, containing such restrictions, terms and conditions as the Compensation Committee may, in its discretion, determine.

Shares of restricted stock will be issued in the grantee’s name (or in book entry form) as soon as reasonably practicable after the award is made, provided that , to the extent required by the Agreement and the Compensation Committee, the grantee has executed the restricted stock agreement (including via electronic signature) and followed such other procedures and/or executed such other documentation as may be required by the Agreement and/or the Compensation Committee., Unless otherwise determined by the Compensation Committee and as set forth in the Agreement, the grantee will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares, provided that, to the extent that any shares of restricted stock are forfeited, any dividends payable in respect of such restricted stock shall also be forfeited. The Compensation Committee may also grant restricted stock units, each of which represents a right to one hypothetical share of our Common Stock. At the time of grant, the Compensation Committee may provide for dividend equivalent rights with respect to an award of restricted stock units, provided that no dividend equivalent rights may be paid except to the extent the underlying restricted stock unit is paid or settled.

Restrictions on shares and units awarded under the plan will lapse at such time and on such terms and conditions as the Compensation Committee may determine (which may include the occurrence of a change in control of the Company), which restrictions will be set forth in the award agreement. The Compensation Committee may impose restrictions on any of the shares of restricted stock that are in addition to the restrictions under applicable federal or state securities laws, and may place a legend on the certificates representing such shares to give appropriate notice of any restrictions.

Upon the lapse of the restrictions on restricted shares or units, the Compensation Committee will cause a stock certificate to be delivered to the grantee with respect to such shares), free of all restrictions under the plan (or, in the case of book entry shares, any restrictions under the plan shall be removed from applicable confirmation and account statements), and, in the case of restricted stock units, such restricted stock units may also be settled in cash at the discretion of the Compensation Committee.

Performance Units and Performance Shares

The Compensation Committee may grant performance units and performance shares subject to the terms and conditions determined by the Compensation Committee in its discretion and set forth in the agreement evidencing the grant.

Performance units represent, upon attaining certain performance goals, a grantee’s right to receive a payment generally equal to (i) the fair market value of a share of our Common Stock determined on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the Compensation Committee or (ii) a percentage (which may be more than 100%) of the amount described in (i) above depending on the level of the performance goal attained. Each agreement evidencing a grant of a performance unit will specify the number of performance units to which it relates, the performance goals which must be satisfied in order for performance units to vest and the performance cycle within which such performance goals must be satisfied. At the time of grant, the Compensation Committee may provide for dividend equivalent rights with respect to an award of performance units, provided that no dividend equivalent rights may be paid except to the extent the underlying performance unit is paid or settled.

The Compensation Committee must establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. Payment in respect of vested performance units will generally be made as soon as practicable after the last day of the performance cycle to which the award relates.

Payments may be made entirely in shares of our Common Stock valued at fair market value, entirely in cash, or in such combination of shares and cash as the Compensation Committee may determine in its discretion. If the Compensation Committee, in its discretion, determines to make the payment entirely or partially in restricted shares, the Compensation Committee must determine the extent to which such payment will be in restricted shares and the terms of such shares at the time the performance unit award is granted.

Performance shares are subject to the same terms as described with respect to restricted stock (described above), except that the Compensation Committee will establish the performance goals to be attained in respect of the performance shares, the various percentages of performance shares to be paid out upon attainment, in whole or in part, of the performance goals and such other performance share terms, conditions and restrictions as the Compensation Committee deems appropriate.

Performance objectives established by the Compensation Committee for performance unit or performance share awards may be expressed in terms of (i) earnings per share, (ii) net revenue, (iii) EBITDA or adjusted EBITDA, (iv) share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA or adjusted EBITDA margin, (x) EBITDA margin or adjusted EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow, (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin, (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion, (xxxiii) reduction in operating expenses, (xxxiv) same-store financial metrics in relation to any of the foregoing, (xxxv) any combination of the foregoing, or (xxxvi) any other quantitative or qualitative performance measures as may be determined by the Compensation Committee in its discretion. Performance objectives may be in respect of the performance of the Company or any of our subsidiaries or divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary, unusual or nonrecurring events.

Other Share-Based Awards

The Compensation Committee may also grant any other share-based award on such terms and conditions as the Compensation Committee may determine in its sole discretion. The Compensation Committee may award shares to participants as additional compensation for service to the Company or any of its subsidiaries or in lieu of cash or other compensation to which participants have become entitled.

No Repricing of Options or Stock Appreciation Rights

Except in connection with corporate transactions involving the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), neither the Board nor the Compensation Committee shall have the power to (i) lower the exercise price of an option after it is granted, (ii) lower the exercise price of a stock appreciation right after it is granted, (iii) cancel an option when the exercise price thereof exceeds the fair market value of the underlying shares in exchange for cash or another award or grant substitute options with a lower exercise price than the cancelled options, (iv) cancel a stock appreciation right when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award, or grant substitute stock appreciation rights with a lower grant price than the cancelled award, or (v) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Company’s Common Stock is traded, in each case without the approval of the Company’s stockholders.

Transferability of Options and Awards

Options and unvested awards, if any, are generally not transferable except by will or under the laws of descent and distribution, and all rights with respect to such options and awards are generally exercisable only by the optionee or grantee during his or her lifetime, except that the Compensation Committee may provide that, in respect of any non-qualified stock option granted to an optionee, the option may be transferred to his or her spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. In addition, the Compensation Committee may permit the non-qualified stock option to be transferred to trusts solely for the benefit of the optionee’s family members and to partnerships in which the family members and/or trusts are the only partners.

A non-qualified stock option or a stock appreciation right may also be transferred pursuant to a domestic relations order. A stock appreciation right granted in conjunction with an option will not be transferable except to the extent that the related option is transferable.

Certain Transactions

In the event of liquidation, dissolution, merger or consolidation of the Company, the plan and the options and awards issued under the plan will continue in accordance with the respective terms and any terms set forth in an agreement evidencing the option or award. Notwithstanding the foregoing, following any such transaction, options and awards will be treated as provided in the agreement entered into in connection with the transaction. If not so provided in that agreement, following any such transaction, the optionee or grantee will be entitled to receive in respect of each share of our Common Stock subject to his or her option or award, upon the exercise of any such option or upon the payment or transfer related to any such award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock was entitled to receive in the transaction in respect of such share. The stock, securities, cash, property, or other consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the option or award prior to the transaction.

Change in Control

The plan provides that, notwithstanding any other provision in the plan to the contrary, in the event of a change in control of the Company, options and unvested awards will be treated as follows: (a) if the successor company assumes, continues, or replaces the options and unvested awards (upon equivalent or more favorable terms), then the options and unvested awards will not accelerate and will continue; and (b) if the awards are not assumed, continued, or replaced, then they will immediately, upon the consummation of the change in control, accelerate and the excess value thereof will be paid in any combination of cash and/or property as determined by the Board of Directors in its sole discretion. In the event a participant’s employment is terminated by the employer (except for cause) or by the participant for good reason, within two years of the consummation of the change in control, then the options and unvested awards that were continued pursuant to clause (a) above shall immediately accelerate.

Subject to certain qualifications and exceptions set forth in the plan, the plan defines a “change in control” of the Company to mean:

a.	Any person (with certain exceptions) is or becomes the beneficial owner of more than fifty percent of the then outstanding voting securities of the Company;

b.

The incumbent members of the Board of Directors cease for any reason to constitute a majority of the Board of Directors, treating any individual whose election or nomination for election was approved by at least two-thirds of the Board of Directors as an incumbent member of the Board of Directors, unless such individual initially assumed office as a result of an actual, threatened or settled proxy contest;

c.

The consummation of a merger, consolidation, or reorganization, unless (1) the stockholders of the Company immediately prior to such transaction have more than fifty percent of the combined voting power in (A) the surviving entity (but only if another person does not beneficially own, directly or indirectly, more than fifty percent of the combined voting power of such surviving entity) or (B) the ultimate parent of such surviving entity; and (2) the individual who were members of the incumbent Board of Directors immediately prior to the execution of the definitive agreement providing for such transaction constitute at least a majority of the members of the board of directors of the surviving entity or its parent;

d.	A complete liquidation or dissolution of the Company; or

e.	The sale or other disposition of all or substantially all of the assets of the Company.

Clawbacks

The plan provides that awards under the plan will be subject to forfeiture, repayment or reimbursement by the optionee or grantee to the Company to the extent (i) set forth in any award agreement, (ii) set forth in the Company’s Clawback Policy as it may be amended from time to time, (iii) to the extent any participant becomes subject to any recoupment or clawback policy hereafter adopted by the Company, including any such clawback policy (or amended version of the Company’s Clawback Policy) adopted to comply with the final clawback rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act once such final rules are adopted by the SEC, and (iv) required under applicable laws which impose mandatory recoupment, including the Sarbanes-Oxley Act. For a discussion of the Company’s Clawback Policy, see “Compensation Discussion and Analysis – Executive Compensation Policies – Compensation Clawback Policy” above.

Amendment or Termination

The plan will terminate on March 19, 2030, which is the day preceding the tenth anniversary of the Board of Director’s most recent approval of the plan, and no option or award may be granted after such date. In addition, our Board of Directors may sooner terminate the plan and may amend, modify or suspend the plan at any time or from time to time. However, no amendment, suspension or termination may impair or materially and adversely alter the rights of an optionee or grantee with respect to options or awards granted prior to such action, or deprive an optionee or grantee of any shares which may have been acquired under the plan, unless his or her written consent is obtained. To the extent necessary under any applicable law, regulation or exchange requirement with which the Compensation Committee determines it is necessary or desirable for the Company to comply, no amendment will be effective unless approved by our stockholders in accordance with such applicable law, regulation or exchange requirement. In addition, no option or stock appreciation right will be repriced without stockholder approval.

No modification of an agreement evidencing an option or award may adversely alter or impair any rights or obligations under the option or award unless the consent of the optionee or grantee is obtained.

No Additional Rights

An optionee does not have any rights as a stockholder of the Company with respect to any shares of our Common Stock issuable upon exercise of an option generally until the Company issues and delivers shares (whether or not certificated) to the optionee, a securities broker acting on behalf of the optionee or other nominee of the optionee.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax aspects of awards under the plan based upon the United States federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain United States state and local taxes and foreign taxes, which are not described herein. Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the plan.

Stock Options

The grant of a stock option with an exercise price equal to the fair market value of the Common Stock on the date of grant is generally not a taxable event to the participant or the company. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income to the extent that the fair market value of the Common Stock acquired pursuant to the exercise of the stock option, as of the exercise date, is greater than the exercise price of the stock option. Any income recognized by the participant as a result of the exercise of a nonqualified stock option will be ordinary income and will be subject to income and employment tax withholding at the time the Common Stock is acquired. Subject to certain limitations, the Company generally is entitled to a deduction in an amount equal to the compensation income recognized by the participant.

Sale of Common Stock Acquired Upon Exercise of a Stock Option

The sale or other taxable disposition of Common Stock acquired upon the exercise of a stock option will be a taxable event to the participant. In general, the participant selling such Common Stock will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such Common Stock. A participant’s adjusted tax basis in Common Stock purchased upon exercise of a stock option will generally be the amount paid for such shares plus the amount, if any, of ordinary income recognized on the purchase. If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, a portion of the participant’s gain will be characterized as ordinary income in an amount equal to the difference between (i) the fair market value of the Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. The Company will generally be entitled to a deduction of the same amount. Therefore, if a participant pays alternative minimum tax attributable to the spread on exercising an incentive stock option and regular income tax in the year of selling such purchased shares, the participant could pay tax twice on the same gain (except to the extent that the participant can utilize a “credit” for alternative minimum tax paid in prior years).

Except as described above for Common Stock acquired by exercise of an incentive stock option for which the required holding periods have not been met, any gain or loss resulting from a sale or disposition of Common Stock obtained by the participant, either purchased or through the exercise of an option, generally will be taxed as capital gain or loss if such Common Stock was a capital asset in the hands of the participant. This gain or loss will be taxed as long-term capital gain or loss if at the time of any such sale or disposition the participant has held such Common Stock for more than one year. The time that such participant holds a stock option (rather than the Common Stock attributable to such stock option) is not taken into account for purposes of determining whether the participant has held such Common Stock for more than one year. In addition, there are limits on the deductibility of capital losses by the participant.

Stock Appreciation Rights

The grant of a stock appreciation right with an exercise price at least equal to the fair market value of the Common Stock on the date of grant is generally not a taxable event to the participant or the Company. The exercise of a stock appreciation right will result in the participant recognizing ordinary income on the value of the stock appreciation right at the time of exercise. The Company generally will be allowed a deduction for the amount of ordinary income recognized by a participant upon exercise of such stock appreciation right. If the stock appreciate right is settled in shares of the Company’s Common Stock, the participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a stock appreciation right award. For this purpose, the participant’s basis in the Common Stock is its fair market value at the time the stock appreciation right is exercised.

Other Stock-Based Awards

A participant who is granted any other stock-based award that is not subject to any vesting or forfeiture restrictions, will generally recognize, in the year of grant (or, if later, payment in case of restricted stock units and similar awards), ordinary income equal to the fair market value of the cash or other property received. If such other stock-based award is in the form of property that is subject to restrictions, such as a restricted stock award, the participant would generally not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election (as discussed below). If such other stock-based award is in the form a restricted stock unit or similar award that does not provide for the delivery of shares or cash until a vesting condition has been satisfied or some later date, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the shares or cash have been delivered to the participant. The Company is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the other stock-based award in the same year as the ordinary income is recognized by the participant, subject to certain limitations discussed below.

Performance-Based Awards

Payments made under performance-based awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving performance-based awards settled in shares of the Company’s Common Stock will recognize ordinary income equal to the fair market value of the shares of the Company’s Common Stock received as the performance goals are met and such shares vest, less any amount paid by the participant for the performance shares, unless the participant makes a Section 83(b) Election (discussed below) to be taxed at the time of the grant. A Section 83(b) Election may not be effective with respect to certain forms of performance awards. The participant is also subject to capital gain or loss treatment on the subsequent sale of any of the Company’s Common Stock awarded to a participant as a performance award. Unless a participant makes a Section 83(b) Election, his or her basis in the stock is its fair market value at the time the performance goals are met and the shares become vested.

Section 83(b) Considerations

Participants who acquire shares of Common Stock subject to a “substantial risk of forfeiture” may make an election under section 83(b) of the IRC (a “Section 83(b) Election”) with respect to such shares of Common Stock within 30 days after the date of transfer. If Common Stock acquired pursuant to an award is subject to a substantial risk of forfeiture and a participant does not make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the Common Stock on the date or dates that the Common Stock becomes free of the transfer and forfeiture restrictions, over the price paid for such Common Stock, if any. In contrast, a participant who makes the Section 83(b) Election will be required to include in income the excess, if any, of the fair market value of the Common Stock acquired on the grant date over the price paid for such Common Stock, if any, and would not be subject to United States federal income tax upon the lapsing of any such transfer or forfeiture restrictions. Any further appreciation in the fair market value of such Common Stock generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully below. In addition, a participant who makes a Section 83(b) Election may choose when to recognize such capital gain, because once the Section 83(b) Election has been made, no other taxable event occurs with respect to such Common Stock until the disposition of such Common Stock.

A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the Common Stock subsequently decreases in value, inasmuch as any losses recognized on a subsequent disposition of such Common Stock would be capital losses, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the Common Stock, no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election. A Section 83(b) Election may not be available with respect to certain forms of awards, such as restricted stock units. There can be no assurances as to whether the applicable tax rates will change or whether the value of the Common Stock will appreciate. A participant who purchases or receives Common Stock subject to a substantial risk of forfeiture is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

Certain Federal Income Tax Consequences to the Company

For a discussion of the tax consequences applicable to us in connection with executive compensation pursuant to Section 162(m) of the IRC, see “Compensation Discussion and Analysis – Tax Considerations” above.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the plan are urged to consult a tax advisor as to the tax consequences of participation. The plan is not intended to be a “qualified plan” under Section 401(a) of the IRC or otherwise subject to the requirements of the Employee Retirement Income Security Act of 1974.

New Plan Benefits

The terms and number of options or other awards to be granted in the future under the Amended and Restated 2009 Stock Option and Award Plan are to be determined at the discretion of the Compensation Committee. Since no such determinations regarding future awards or grants have been made, the benefits that will be awarded or paid under the Amended and Restated 2009 Stock Option and Award Plan are not currently determinable.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Number of Securities available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	1,110,134	16.90	5,807,526
Equity Compensation plans not approved by security holders	-	-	-

Total	1,110,134	16.90	5,807,526

(1)	Represents shares of our Common Stock that may be issued pursuant to stock options and restricted stock units granted under the 2000 Plan and the 2009 Plan as of December 31, 2019.

(2)

Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan (328,500 shares from 2017 performance based awards that were not earned have been added back as shares available for future issuance). Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Plan as “full-value awards” reduce the number of shares available for grant under the 2009 Plan by 1.52 shares for each share subject to such an award.

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is necessary to approve the amendment and restatement of our 2009 Stock Option and Award Plan (as previously amended and restated), which was approved by the Board on March 20, 2020, subject to stockholder approval. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN (AS PREVIOUSLY AMENDED AND RESTATED), APPROVED BY THE BOARD ON MARCH 20, 2020 (SUBJECT TO STOCKHOLDER APPROVAL).

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2019	2018
	(in thousands)
Audit fees (a)	$5,875	$6,025
Audit-related fees (b)	793	900
Tax fees (c)	1,805	290
All other fees (d)	505	53

Total	$8,259	$7,268

(a)	Audit fees include professional services for the integrated audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(b)	Audit-related fees consists of fees paid principally in connection with services provided with respect to:

•	statutory and regulatory audits;

•	consents and procedures related to SEC filings and/or refinancing transactions;

•	agreed-upon procedures engagements.

(c)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

(d)	All other fees consist of products or consulting services other than those described above.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2019 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services.

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Christopher G. Cobb
Vice President-Legal and Corporate Secretary

Franklin, Tennessee

April 2, 2020

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measure.

EBITDA is a non-GAAP financial measure which consists of net loss attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to non-controlling interests and to exclude the effect of discontinued operations, loss (gain) from early extinguishment of debt, impairment and loss on sale of businesses, expense incurred related to the sale of a majority ownership interest in the Company’s home care division, expense (income) related to government and other legal settlements and related costs, expense related to employee termination benefits and other restructuring charges, expense (income) from settlement and fair value adjustments on the CVR agreement liability related to the Health Management Associates, Inc., or HMA, legal proceedings and related legal expenses, the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase in contractual allowances and the provision for bad debts, the impact of changes in estimate to increase the professional liability claims accrual recorded during the second quarter of 2019 (which estimate was further revised in the third quarter of 2019 based on updated actuarial analysis) with respect to claims incurred in 2016 and prior years, and expense related to the valuation allowance recorded in the second quarter of 2019 to reserve the outstanding balance of a promissory note received from the buyer in connection with the sale of two of the Company’s hospitals in 2017, as well as income from a reduction of the valuation allowance on the outstanding balance of a promissory note from the buyer of another hospital. The Company has from time to time sold non-controlling interests in certain of its subsidiaries or acquired subsidiaries with existing non-controlling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary metrics used in connection with determining short-term cash incentive compensation and the achievement of vesting criteria with respect to performance-based equity awards. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s asset-based loan facility, or ABL Facility, which is a key component in the determination of the Company’s compliance with some of the covenants under the ABL Facility (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the ABL Facility (although Adjusted EBITDA does not include all of the adjustments described in the ABL Facility). For further discussion of Consolidated EBITDA and how that measure is utilized in the calculation of our debt covenants in the ABL Facility, see the Capital Resources section of Part II, Item 7 of our Annual Report on Form 10-K filed with the SEC on February 20, 2020.

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. We believe such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net loss attributable to Community Health Systems, Inc. stockholders as derived directly from the Company’s consolidated financial statements for the years ended December 31, 2019, 2018, and 2017 (in millions):

	Year Ended December 31,
	2019	2018	2017
Net loss attributable to Community Health Systems, Inc. stockholders	$(675)	$(788)	$(2,459)
Adjustments:
Provision (benefit from) for income taxes	160	(11)	(449)
Depreciation and amortization	608	700	861
Net income attributable to noncontrolling interest	85	84	63
Loss from discontinued operations	-	-	12
Interest expense, net	1,041	976	931
Loss (gain) from early extinguishment of debt	54	(31)	40
Impairment and loss on sale of businesses, net	138	668	2,123
Change in estimate for contractual allowances and provision for bad debts	-	-	591
Expenses related to the acquisition and integration of HMA	-	-	-
Expense (income) from government and other legal settlements and related costs	93	11	(31)
Expense from fair value adjustments and legal expenses related to cases covered by the CVR	11	13	6
Expenses related to the sale of a majority interest in the home care division	-	-	1
Expenses related to employee termination benefits and other restructuring charges	2	20	14
Change in valuation allowances recorded for promissory notes	21	-	-
Change in estimate for professional liability claims accrual	90	-	-

Adjusted EBITDA	$1,628	$1,642	$1,703

Loss from Continuing Operations per share (diluted), excluding adjustments, is a non-GAAP financial measure. Loss per Diluted Share from continuing operations, excluding adjustments, equals income from continuing operations, as reported, on a per share (diluted) basis, adjusted to exclude (1) loss from early extinguishment of debt, (2) accelerated amortization of software to be abandoned, (3) impairment and (gain) loss on sale of businesses, net, (4) acquisition and integration expenses from the acquisition of HMA, (5) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), (6) income (expense) from fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement, (7) gain on the sale of investments in unconsolidated affiliates, (8) expenses incurred related to the spin-off of Quorum Health Corporation, (9) expenses incurred related to the sale of a majority interest in the home care division, (10) expense related to employee termination benefits and other restructuring charges, (11) expense related to changes in the corporate income tax rate, and (12) the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase of contractual allowances and the provision for bad debts.

The Company uses income from continuing operations per share (diluted), excluding these adjustments, to evaluate performance of the Company’s operations excluding certain items that we believe impact the comparability of results from period to period. The Company believes that information about income from continuing operations per share (diluted), excluding these adjustments, is useful to investors, particularly where the impact of the excluded items is significant in relation to reported income from continuing operations, because the measure provides investors with an additional tool for comparing between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of our underlying business.

In addition, Loss from Continuing Operations per Share (diluted), excluding adjustments, is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, income from continuing operations per share, or any other measure calculated in accordance with U.S. GAAP. The items excluded from Loss from Continuing Operations per Share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

The following table reconciles Loss from Continuing Operations, as reported, on a per share (diluted) basis to loss from continuing operations on a per share (diluted) basis, with the adjustments noted above (total per share amounts may not add due to rounding):

	Year Ended December 31,
	2019	2018	2017
Loss from continuing operations, as reported	$(5.93)	$(6.99)	$(21.89)
Adjustments:
Loss (gain) from early extinguishment of debt	0.37	(0.20)	0.23
Impairment and loss on sale of business, net	0.89	4.66	16.84
Expense (income) from government and other legal settlements and related costs	0.64	0.07	(0.18)
Expense from settlement and fair value adjustments and legal expenses related to cases covered by the CVR	0.08	0.09	0.04
Expenses related to employee termination benefits and other restructuring charges	0.1	0.13	0.08
Change in estimate for contractual allowances and provision for bad debts	-	-	3.38
Expenses related to change in corporate income tax rate	-	-	0.29
Change in valuation allowances recorded for promissory notes	0.14	-	-
Change in estimate for professional liability claims accrual	0.62	-	-
Tax effect related to HMA legal settlement	(0.13)	0.30	-
Change in tax valuation allowance	2.42	-	-

Loss from continuing operations, excluding adjustments	$(0.89)	$(1.94)	$(1.20)

Annex B

Community Health Systems, Inc.

2009 STOCK OPTION AND AWARD PLAN

(As Adopted March 24, 2009 and Amended and Restated March 18, 2011, March 20, 2013, March 19, 2014, March 16, 2016, March 14, 2018 and March 20, 2020)

1.	Purpose.

The purpose of this Plan is to strengthen Community Health Systems, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by providing a retention tool and an incentive to its and their employees, officers, consultants and directors, and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Units, Performance Shares, Share Awards, Restricted Stock and Restricted Stock Units (as each term is herein defined).

2.	Definitions.

For purposes of the Plan:

2.1    “2000 Stock Option and Award Plan” means the Community Health Systems, Inc. 2000 Stock Option and Award Plan, as amended and restated March 20, 2013.

2.2    “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

2.3    “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.4    “Award” means a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Share Award or any or all of them.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” means, except as otherwise set forth herein or in an applicable Agreement,

(a)    in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b)    in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, however, that following a Change in Control clause (i) of this Section 2.6(b) shall not constitute “Cause.”

2.7    “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, extraordinary cash dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8    A “Change in Control” shall mean the occurrence of any of the following:

(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.8(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)    The individuals who, as of the Restatement Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)    The consummation of:

  (i)    A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A)    the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

 (B)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii)    A complete liquidation or dissolution of the Company; or

(iii)   The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; and (B) with respect to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, solely for purposes of determining the timing of a payment pursuant to the Agreement, a Change in Control shall mean a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

If an Optionee’s or Grantee’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Optionee or Grantee reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

2.9      “Code” means the Internal Revenue Code of 1986, as amended.

2.10    “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.11    “Company” means Community Health Systems, Inc.

2.12    “Director” means a director of the Company.

2.13    “Disability” means, unless otherwise defined in an Agreement:

(a)    in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

(b)    in the case of an Optionee or Grantee to whom Section 2.13(a) does not apply and who participates in the Company’s long-term disability plan, if any, the term “Disability” as used in such plan; or

(c)    in all other cases, a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially all his or her duties for a period of ninety-one (91) consecutive days.

2.14    “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.15    “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares; provided, that subject to Section 12, no Dividend Equivalent Rights shall be granted with respect to unexercised Options or Stock Appreciation Rights.

2.16    “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any Director or Employee, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company or a Subsidiary.

2.17    “Employee” means any person, including an officer (whether or not also a director) in the regular full-time employment of the Company or any of its Subsidiaries, but excludes, in the case of an Incentive Stock Option, an employee of any Subsidiary that is not a “subsidiary corporation” of the Company as defined in Code Section 424(f).

2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19    “Fair Market Value” on any date, unless otherwise determined by the Committee, means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing sales prices of the Shares as reported by the Nasdaq Stock Market at the close of the primary trading session on such dates and, in either case, if the Shares were not traded on such date, on the next preceding day on which the Shares were traded. In the event that Fair Market Value cannot be determined in a manner described above, the Fair Market Value shall be the value established by the Board in good faith.

2.20    For purposes of this Plan,

(a)    “Good Reason” shall mean, unless otherwise provided in an Agreement, the occurrence after a Change in Control of any of the following events or conditions:

(i)    a change in the Optionee’s or Grantee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Optionee’s or Grantee’s reasonable judgment, represents an adverse change from the Optionee’s or Grantee’s status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Optionee or Grantee of any duties or responsibilities which, in the Optionee’s or Grantee’s reasonable judgment, are inconsistent with the Optionee’s or Grantee’s status, title, position or responsibilities; or any removal of the Optionee or Grantee from or failure to reappoint or reelect the Optionee or Grantee to any of such offices or positions, except in connection with the termination of the Optionee’s or Grantee’s employment for Disability, Cause, as a result of the Optionee’s or Grantee’s death or by the Optionee or Grantee other than for Good Reason;

(ii)    a reduction in the Optionee’s or Grantee’s annual base salary below the amount as in effect immediately prior to the Change in Control;

(iii)    the relocation of the offices of the Optionee’s or Grantee’s place of employment to a location more than twenty-five (25) miles from the location of such employment immediately prior to such Change in Control, or requiring the Grantee to be based anywhere other than such offices, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to the extent substantially consistent with the Optionee’s or Grantee’s business travel obligations at the time of the Change in Control;

(iv)    the failure to pay to the Optionee or Grantee any portion of the Optionee’s or Grantee’s current compensation or to pay to the Optionee or Grantee any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Optionee or Grantee participated, within seven (7) days of the date such compensation is due;

(v)    the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Optionee or Grantee was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Optionee or Grantee or (B) provide the Optionee or Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Optionee or Grantee was participating immediately prior to the Change in Control; or

(vi)      the failure of the Company to obtain from its successors or assigns the express assumption and agreements to the extent required under Section 13 hereof.

(b)    Any event or condition described in Section 2.20(a)(i), (ii), (iii), (iv), or (vi) which occurs at any time prior to the date of a Change in Control and (1) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (2) which the Optionee or Grantee reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change in Control.

2.21    “Grantee” means a person to whom an Award has been granted under the Plan.

2.22    “Grant Price” means the price established at the time of a grant of a Stock Appreciation Right used to determine whether there is any payment due upon exercise of the Stock Appreciation Right.

2.23    “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.24    “Non-Employee Director” means a Director who is not an employee of the Company.

2.25    “Non-qualified Stock Option” means an Option which is not an Incentive Stock Option.

2.26    “Option” means a Non-qualified Stock Option, an Incentive Stock Option or either or both of them.

2.27    “Optionee” means a person to whom an Option has been granted under the Plan.

2.28    “Parent” means any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

2.29    “Performance Awards” means Performance Units, Performance Shares or either or both of them.

2.30    “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.31    “Performance Objectives” has the meaning set forth in Section 9.

2.32    “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 9.

2.33    “Performance Units” means performance units granted to an Eligible Individual under Section 9.

2.34    “Plan” means Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated from time to time.

2.35    “Restricted Stock” means Shares issued to an Eligible Individual pursuant to Section 8.1.

2.36    “Restricted Stock Unit” means rights granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares.

2.37    “Share Award” means an Award of Shares granted pursuant to Section 10.

2.38    “Shares” means shares of the Common Stock of the Company, par value $.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

2.39    “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

2.40    “Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

2.41    “Successor Corporation” means a corporation, or a Parent or Subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

2.42    “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

3.	Administration.

3.1    Committee. The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. For purposes of the preceding sentence, if any member of the Committee fails to qualify as a non-employee director (within the meaning of the preceding sentence), but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

3.2    No Liability. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.3    Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)    determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted, prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b)    select those Eligible Individuals to whom Awards shall be granted under the Plan, determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c)    construe and interpret the Plan and the Options and Awards granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d)    determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e)    exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)    generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4    Delegation. The Committee may delegate to one or more officers of the Company the authority to grant Options or Awards to Eligible Individuals (other than to himself or herself) and/or determine the number of Shares subject to each Option or Award (by resolution that specifies the total number of Shares subject to the Options or Awards that may be awarded by the officer and the terms of any such Options or Awards, including the exercise price), provided that such delegation is made in accordance with the Delaware General Corporation Law and such Options or Awards are not made to executive officers of the Company covered by Rule 16b-3 under the Exchange Act.

4.	Shares Subject to the Plan; Grant Limitations.

4.1    Shares Subject to the Plan. The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is the sum of:

(a)    9,000,000 Shares added to the Plan as a result of the amendment and restatement effective on the Restatement Effective Date; and

(b)    1,316,801 Shares remaining in the Plan as of March 20, 2020;

(c)    for a total of 10,316,801 Shares, less any Shares subject to Options or Awards granted after March 20, 2020.

The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board. No further grants may be made under the 2000 Stock Option and Award Plan, but Options and Awards made under the 2000 Stock Option and Award Plan shall remain outstanding in accordance with their terms.

4.2    Shares Returned to the Plan from Previous Plan. Whenever any outstanding Option or Award or portion thereof granted pursuant to the 2000 Stock Option and Award Plan and outstanding as of March 20, 2020 would have again been available for grant as an Option or Award pursuant to Section 4.3 of the 2000 Stock Option and Award Plan as in effect on March 20, 2013, the number of Shares allocable to the expired, canceled, forfeited, settled or otherwise terminated portion of such Option or Award, determined in accordance with Section 4.3 of the 2000 Stock Option and Award Plan, shall be added to the maximum number of Shares available to be granted as Options or Awards granted hereunder.

4.3    Grant Limitations. The following grant limitations shall apply when making Awards pursuant to the Plan:

(a)    The maximum grant date fair value of all Awards granted during any calendar year to a single Non-Employee Director shall not exceed $800,000;

(b)    In no event shall more than an aggregate of 2,000,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

4.4    Fungible Plan Design. Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

(a)    In connection with the granting of an Option or an Award, the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

(b)    Stock Appreciation Rights to be settled in Shares shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares issued upon settlement of the Stock Appreciation Right.

(c)    Notwithstanding the foregoing, Awards granted in the form of Restricted Stock (including Restricted Stock Units), Share-settled Performance Awards and other Awards that are granted as “full value awards” shall reduce the number of Shares that may be the subject to Options and Awards under the Plan by 1.52 Shares for each Share subject to such an Award.

4.5    Shares Returned to the Plan. Whenever any outstanding Option or Award or portion thereof expires, is canceled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or Shares having been issued in respect of the Option or Award (or such portion thereof to which the expiration, forfeiture, cash settlement or other termination occurs), the Shares allocable to the expired, canceled, forfeited, cash-settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder. With regard to Awards referred to in Section 4.4(c), for each Share subject to an Award that is cancelled, forfeited, settled in cash or other otherwise terminated as provided in the foregoing sentence, 1.52 Shares may again be the subject of Options or Awards under the Plan. Notwithstanding the foregoing, the following events shall not result in any increase in Shares available for issuance of Options or Awards under the Plan or such Shares again becoming available for issuance of Options or Awards:

(a)    Withholding of Shares to pay Taxes on any Option or Award,

(b)    The excess of the number of Shares subject to any stock-settled Stock Appreciation Rights over the number of Shares actually issued in settlement thereof,

(c)    Tendering of Shares to pay for Option exercise prices or Withholding Taxes (i.e., net settlement of Shares), and

(d)    The purchase of Shares on the open market as a result of Option exercises.

4.6    Minimum Vesting Period. No portion of any Option or Award under this Plan will vest prior to one year from the date of grant; provided, however, that this minimum vesting requirement will not apply to (i) any vesting in connection with any death, Disability, termination of employment or service without Cause or for Good Reason, or a Change in Control, or (ii) any Options or Awards granted up to a maximum of five percent (5%) of the Shares authorized for issuance under the Plan pursuant to Section 4.1(c). For purposes of this Section 4.6, any Option or Award made to a Non-Employee Director with a vesting period at least equal to the period from the annual stockholders’ meeting at which the Option or Award is granted to the next annual stockholders’ meeting (provided that such annual meetings are at least fifty (50) weeks apart) shall be considered to have a vesting period of at least one (1) year.

5.	Option Grants for Eligible Individuals.

5.1    Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary.

5.2    Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3    Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Non-qualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4    Vesting. Subject to Section 5.10, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5    Deferred Delivery of Option Shares. The Committee may, in its discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Non-qualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the Option.

5.6    Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Non-qualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Non-qualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Non-qualified Stock Options.

5.7    Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the

Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option), at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

5.8    Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail, or by such other means acceptable to the Committee and communicated to an Optionee, to the Secretary of the Company at the Company’s principal executive office, specifying the number of Options to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee following a hardship distribution to the Optionee to the extent such exercise is prohibited under the Community Health Systems, Inc. 401(k) Plan. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares owned by the Optionee prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, subject to applicable securities laws, Options may be exercised pursuant to such other cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.9    Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company or otherwise evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.10    Effect of Change in Control. Section 13(b) shall control the treatment of any Options outstanding at the time of a Change in Control..

6.	Limitations on Repricing.

Notwithstanding anything in the Plan to the contrary, except as permitted or required by the provisions of Sections 12 or 13 hereof, neither the Board nor the Committee shall have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of a Stock Appreciation Right after it is granted, (iii) cancel an Option when the exercise price thereof exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award or grant substitute Options with a lower exercise price than the cancelled Options, (iv) cancel a Stock Appreciation Right when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, or grant substitute Stock Appreciation Rights with a lower Grant Price than the cancelled Award, or (v) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

7.	Stock Appreciation Rights.

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1    Time of Grant. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2    Stock Appreciation Right Related to an Option.

  (a)     Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the related Incentive Stock Option Agreement. In no event shall a Stock Appreciation Right related to an Option have a term of greater than ten (10) years.

  (b)    Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

  (c)     Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3    Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 7.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. The Committee shall establish the Grant Price at the time each Stock Appreciation Right unrelated to an Option is granted, which shall not be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying

(a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Grant Price of the Stock Appreciation Right, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.4    Non-Transferability. No Stock Appreciation Right shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

7.5    Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail, or by such other means acceptable to the Committee and communicated to the Grantee, to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.6    Form of Payment. Payment of the amount determined under Sections 7.2(b) or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.7    Effect of Change in Control. Section 13(b) shall control the treatment of any Stock Appreciation Rights outstanding at the time of a Change in Control.

8.	Restricted Stock and Restricted Stock Units.

8.1    Restricted Stock. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. The Committee may, in its discretion, provide that a Participant’s ownership of Restricted Stock prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

  (a)    Rights of Grantee. Subject to the foregoing provisions concerning book entry issuance, Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that, to the extent required in the Agreement and/or by the Committee, the Grantee has executed an Agreement evidencing the Award and followed such other procedures and/or executed such other documentation as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. If a Grantee shall fail to so execute the Agreement evidencing a Restricted Stock Award and/or shall fail to follow any such procedures or execute any such other documentation, the Award shall be null and void to the extent provided by the Agreement and/or the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, subject to Section 8.1(d) below, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

  (b)    Non-Transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.1(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

  (c)    Lapse of Restrictions.

(i)    Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(ii)    Effect of Change in Control. Section 13(b) shall control the treatment of any Shares of Restricted Stock then outstanding in the event of a Change in Control.

  (d)    Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares. For the avoidance of doubt, if deferred dividends are not paid with respect to a Share of Restricted Stock, no dividends shall be paid on such Share of Restricted Stock.

  (e)    Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder (or, in the case of book entry Shares, such restrictions and legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

8.2    Restricted Stock Units. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, which shall be evidenced by an Agreement. Each such Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

  (a)    Payment of Awards. Each Restricted Stock Unit shall represent the right of a Grantee to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit and may provide for Dividend Equivalent Rights with respect to such Award; provided, that no Dividend Equivalent Rights shall be paid except to the extent the underlying Restricted Stock Unit is paid or settled. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Grantee has become entitled.

  (b)    Effect of Change in Control. Section 13(b) shall control the treatment of any Restricted Stock Units then outstanding in the event of a Change in Control.

9.	Performance Awards.

9.1    Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Contingent upon the attainment of specified Performance Objectives within the Performance Cycle, Performance Units represent the right to receive payment as provided in Section 9.1(b) of (i) the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee or (ii) a percentage (which may be more than 100%) of the amount described in clause (i) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied. At the time a Performance Unit is granted, the Committee may provide for Dividend Equivalent Rights with respect to such Award; provided, that no Dividend Equivalent Rights shall be paid except to the extent the underlying Performance Unit is paid or settled.

  (a)    Vesting and Forfeiture. Subject to Section 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

  (b)    Payment of Awards. Payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment, provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2    Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

  (a)    Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that, to the extent required in the Agreement and/or by the Committee, no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award and followed such other procedures as may be required by the Agreement and/or the Committee, and in each case, including by electronic execution. If a Grantee shall fail to so execute the Agreement evidencing an Award of Performance Shares and/or shall fail to follow any such procedures and/or execute such other documentation, the Award shall be null and void to the extent provided by the Agreement and/or the Committee. The Committee may, in its discretion, provide that Performance Shares shall be evidenced by the book entry procedures set forth in Section 8.1. Except as restricted by the terms of the Agreement, subject to Section 9.2(d) below, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

  (b)    Non-Transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 9.2(c) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

  (c)    Lapse of Restrictions. Subject to Section 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

  (d)     Treatment of Dividends. The payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by an Award of Performance Shares which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company or its agent for the account of the Grantee until such time. The Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

  (e)    Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder, or in the case of book entry Shares, such restrictions and legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

9.3    Performance Objectives.

  (a)     Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) net revenue, (iii) EBITDA or adjusted EBITDA (iv) Share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA or adjusted EBITDA margin, (x) EBITDA or adjusted EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow; (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin; (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion, (xxxiii) reduction in operating expenses, (xxxiv) same-store financial metrics in relation to any of the foregoing, (xxxv) any combination of the foregoing, or (xxxvi) any other quantitative or qualitative performance as may be determined by the Committee in its discretion. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

  (b)    Effect of Certain Events. At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under applicable accounting rules consistently with a “grant” thereof, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes, other extraordinary, unusual or nonrecurring events, and such other matters that the Committee determines is consistent with the intent of the Performance Award.

9.4    Effect of Change in Control. Section 13(b) shall control the treatment of any Performance Units then outstanding in the event of a Change in Control.

9.5    Non-Transferability. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.	Share Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.	Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

12.	Adjustment Upon Changes in Capitalization.

  (a)    In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, and (iii) the Performance Objectives.

(b)    Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code. In addition, (a) no adjustment to any Option or Award that is not subject to Section 409A of the Code shall be made in a manner that would subject the Option or Award to Section 409A of the Code and (b) any adjustment to an Option or Award that is subject to Section 409A of the Code shall be made only in a manner and to the extent permitted by Section 409A of the Code.

(c)    If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

13.	Effect of Certain Transactions; Effect of Change in Control.

(a)    Effect of Certain Transactions. Subject to Sections 5.10, 7.7, 8.2(b), 9.4 and Section 13(b), or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. For the avoidance of doubt, the Committee may, without the consent of any Optionee or Grantee, provide for the cancellation of outstanding Awards in connection with a Transaction in exchange for the payment in cash or property equal in value to the Fair Market Value of the Shares underlying such Awards, less, in the case of Options (and Stock Appreciation Rights), the aggregate exercise price (or Grant Price) thereof; provided that Options with an aggregate exercise price that is equal to or in excess of the aggregate Fair Market Value of the Shares underlying such Options, and Stock Appreciation Rights whose Grant Price is equal to or in excess of the Fair Market Value of a Share to which such Stock Appreciation Rights relate, may be cancelled in connection with such Transaction without any consideration being paid in respect thereof. The treatment of any Option or Award as provided in this Section 13(a) shall be conclusively presumed to be appropriate for purposes of Section 12.

(b)    Effect of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the following provisions of this Section 13(b) shall apply except to the extent an Agreement provides for a different treatment (in which case the Agreement shall govern and this Section 13(b) shall not be applicable):

(i)    If and to the extent that outstanding Options or Awards under the Plan (A) are assumed by the successor entity (or affiliate thereto) or continued or (B) are replaced with equity awards that preserve the existing value of the Options or Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Objectives, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Objectives applicable to the Options or Awards, then all such Options or Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Section 13(b)(iv) below.

(ii)    If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Options or Awards: (A) outstanding Options and Stock Appreciation Rights shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if the Performance Objectives have been achieved at the target performance level.

(iii)    If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 13(b)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Optionee or Grantee upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such Options or Awards over the exercise or purchase price (if any) for such Options or Awards (except that, in the case of an Option or Stock Appreciation Right, such payment shall be limited as necessary to prevent the Option or Stock Appreciation Right from being subject to tax under Code Section 409A).

(iv)    If and to the extent that (A) outstanding Options or Awards are assumed, continued or replaced in accordance with Section 13(b)(i) above and (B) a Optionee’s or Grantee’s employment with, or performance of services for, the Company or any of its Subsidiaries or successors is terminated by the Company or such Subsidiary or successor for any reasons other than Cause or by such Optionee or Grantee for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 13(b)(ii) above shall apply to all assumed or replaced Options or Awards of such Participant then outstanding.

(v)    Outstanding Options or Stock Appreciation Rights that are assumed, continued or replaced in accordance with Section 13(b)(i) may be exercised by the Optionee or Grantee in accordance with the applicable terms and conditions of such Option or Award as set forth in the applicable Agreement or elsewhere; provided, however, that Options or Stock Appreciation Rights that become exercisable in accordance with Section 13(b)(iv) may be exercised until the expiration of the original full term of such Option or Stock Appreciation Right notwithstanding the other original terms and conditions of such Award, to the extent allowed without such Option or Stock Appreciation Right becoming subject to tax under Code Section 409A.

14.	Interpretation.

  (a)    The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

  (b)    To the extent that any legal requirement of Section 16 of the Exchange Act as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, that Plan provision shall cease to apply.

15.	Termination and Amendment of the Plan or Modification of Options and Awards.

15.1    Plan Amendment or Termination. The Plan shall terminate on the day preceding the tenth anniversary of the Restatement Effective Date and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board, subject to Section 7, may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

  (a)    no such amendment, modification, suspension or termination shall impair or materially and adversely alter any Options or Awards theretofore granted under the Plan, except with the written consent of the applicable Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

  (b)    to the extent necessary under any applicable law, regulation or exchange requirement with which the Committee determines it is necessary or desirable for the Company to comply, no amendment shall be effective unless approved by the stockholders of the Company in accordance with any such law, regulation or exchange requirement.

15.2    Modification of Options and Awards. No modification of an Option or Award shall materially and adversely alter or impair any rights or obligations under the Option or Award without the written consent of the Optionee or Grantee, as the case may be.

16.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

  (a)    give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

  (b)    give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

  (c)    limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

  (d)    be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.	Regulations and Other Approvals; Governing Law.

18.1    Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2    The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.3    The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.4    Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

18.5    Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

18.6    Compliance With Section 409A. All Options and Awards granted under the plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, generally shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

19.	Miscellaneous.

19.1    Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Options and Awards granted under the Plan, the Committee shall have the right to provide, in an Agreement, or to require a Participant to agree by separate written or electronic instrument at or after grant, that all Options and Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Option or Award or upon the receipt or resale of any Shares underlying the Option or Award) will be subject to repayment or reimbursement to the extent set forth in any recoupment or clawback provisions which may be included in any such Agreement or separate instrument. In addition, without limiting the foregoing, any Option or Award granted pursuant to this Plan shall be subject to forfeiture, repayment or reimbursement by the Participant to the Company (i) to the extent provided in the Company’s current “Clawback Policy,” as it may be amended from time to time, (ii) to the extent that Participant in the future becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Company’s current Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

19.2    Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

19.3    Beneficiary Designation. Each Optionee or Grantee may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Optionee or Grantee under any Option or Award granted under the Plan in the event of the Optionee’s or Grantee’s death before he or she receives any or all of such benefit or exercises such Option. Each such designation shall revoke all prior designations by the same Optionee or Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Optionee or Grantee in writing with the Company during the Optionee’s or Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Optionee’s or Grantee’s death and rights to be exercised following the Optionee’s or Grantee’s death shall be paid to or exercised by the Optionee’s or Grantee’s estate.

19.4    Withholding of Taxes.

  (a)    At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to any federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in an Agreement evidencing an Option or Award at the time of grant or thereafter that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares issuable to him or her pursuant to the Option or Award having an aggregate Fair Market Value equal to the Withholding Taxes. In the event Shares are withheld by the Company to satisfy any obligation to pay Withholding Taxes, such Shares shall be retired and cancelled and shall not thereafter be available to grant an Option or Award with respect thereto. In determining the procedures by which Shares will be withheld for Withholding Taxes, to the extent required to avoid the Company’s incurring an adverse accounting charge, the amount of any Shares so withheld shall not exceed the amount necessary to satisfy Withholding Taxes determined using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

  (b)    If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.5    Effective Date. The effective date of this Plan shall be March 20, 2020 (the “Restatement Effective Date”), subject only to the approval by the holders of a majority of the securities of the Company entitled to vote thereon, in accordance with the applicable laws, within twelve (12) months of the adoption of the Plan by the Board.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

DETACH AND RETURN THIS PORTION ONLY

COMMUNITY HEALTH SYSTEMS, INC.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. John A. Clerico	☐	☐	☐
1b. Michael Dinkins	☐	☐	☐
1c. James S. Ely III	☐	☐	☐
1d. John A. Fry	☐	☐	☐
1e. Tim L. Hingtgen	☐	☐	☐
1f. Elizabeth T. Hirsch	☐	☐	☐
1g. William Norris Jennings, M.D.	☐	☐	☐
1h. K. Ranga Krishnan, MBBS	☐	☐	☐
1i. Julia B. North	☐	☐	☐
1j. Wayne T. Smith	☐	☐	☐
1k. H. James Williams, Ph.D.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ELECTRONIC If you would DELIVERY like to reduce OF FUTURE the costs PROXY as well MATERIALS as the environmental impact of mailing proxy statements, proxy materials, proxy cards we encourage and annual you reports to consent electronically to receiving via e-mail all future or the COMMUNITY HEALTH SYSTEMS, INC. vote Internet. using To the sign Internet up for and, electronic when delivery, prompted, please indicate follow that the you instructions agree to receive below to or
4000 MERIDIAN BOULEVARD access proxy materials electronically in future years.
FRANKLIN, TN 37067
Use VOTE the BY Internet INTERNET to transmit - www. your proxyvote. voting instructions com and for electronic delivery of information meeting date. up Have until your 11:59 proxy p.m. card Eastern in hand Time when the day you before access the the cut-off web site date and or follow instruction the instructions form. to obtain your records and to create an electronic voting Use VOTE any BY touch-tone PHONE - 1-800-690-6903 telephone to transmit your voting instructions up until your 11:59 proxy p.m. card Eastern in hand Time when the day you before call and the then cut-off follow date the or instructions. meeting date. Have Mark, VOTE BY sign MAIL and date your proxy card and return it in the postage-paid envelope we Way, have Edgewood, provided NY or return 11717. it to Vote Processing, c/o Broadridge, 51 Mercedes Many VOTE stockholder IN PERSON meetings have attendance requirements including, but not limited to, Please the possession check the of meeting an attendance materials ticket for issued any special by the requirements entity holding the for meeting. meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E97861-P34282 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
COMMUNITY HEALTH SYSTEMS, INC.
The Board of Directors recommends you vote FOR the election of the following nominees:
1. Election of Directors
Nominees: For Against Abstain
1a. John A. Clerico
1b. Michael Dinkins The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
1c. James S. Ely III 2. Proposal to approve on an advisory (non-binding)
basis the compensation of the Company’s named executive officers.
1d. John A. Fry The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
1e. Tim L. Hingtgen 3. Proposal to approve the amendment and restatement 1f. Elizabeth T. Hirsch of the Community Health Systems, Inc. 2009 Stock
Option and Award Plan, which was approved by the
Board of Directors on March 20, 2020, subject to 1g. William Norris Jennings, M.D. stockholder approval.
The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
1h. K. Ranga Krishnan, MBBS
4. Proposal to ratify the selection of Deloitte & Touche LLP as
1i. Julia B. North the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
1j. Wayne T. Smith 1k. H. James Williams, Ph.D. For address changes and/or comments, please check this box and write them on the back where indicated.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.
COMMUNITY HEALTH SYSTEMS, INC. Annual Meeting of Stockholders May 12, 2020 8:00 a.m.
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Wayne T. Smith and Benjamin C. Fordham, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”) and at any adjournments or postponements thereof (the “Meeting”). The Meeting is scheduled to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 on Tuesday, May 12, 2020, at 8:00 a.m., local time.*
*As a result of evolving conditions regarding the coronavirus (COVID-19) pandemic, we may decide to hold the Meeting remotely, or (if the Meeting is not held remotely) hold the Meeting in a different location or impose additional procedures or limitations on Meeting attendees in light of public health considerations. We would plan to announce any such updates on our internet website in the Investor Relations – Annual Reports & Proxy Statements section (www.chs.net/investor-relations/ annual-reports/), and would also plan to issue a press release in the event that we elect to hold a virtual meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side